Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into on this 8th day of August, 2007, by and between Dan Hudson, acting under the name of Bankmark & Financial Marketing Services (“Bankmark”), with offices at 5015 Addison Circle, Suite 511, Addison, TX 75001 and Bob Adkins representing the T & E Holding Inc. of Phoenix-Scottsdale Arizona with organizational offices at 702 Ash Street Lobby Level, San Diego, California 92101. Other references made to the term “Bank” represent the de novo bank and its organizers (the “Organizers”).
The parties hereby agree as follows:
I. SCOPE OF THE ENGAGEMENT
Bankmark’s primary responsibilities within the scope and term of the engagement are to provide project management, resource identification, and resource management in conjunction with the client, and to facilitate the capital acquisition phase of the project. Bankmark’s role during the organizational phase is usually, or can be:
•	Presentation to core group members describing what is involved in establishing a bank and working through such issues with new prospective organizers/directors. It is Bankmark’s previous success rate, performance, and clear understanding of the process that is articulated during these meetings. The engagement of a consultant that has successfully assisted numerous clients through the bank chartering process provides the credibility that most potential organizers are seeking before they become engaged in a project. Bankmark provides a new group the ability to say, “We have with us as partners a firm that has been there, done that...recently and repeatedly.”

•	A diverse group of industry experts in all areas required to open a bank: corresponding bank relationships, project financing, equipment, technology, legal, accounting, operations, and facilities that are capable of providing a turnkey bank with custom features or select needs based on specific client request. It is important to realize that opening a bank is a far more complex process that requires a different skill set than managing an existing bank on a day-to-day basis.

•	Over the years, and especially more recently, organizers, directors, and management continuously infer we “help them see around the corner.” In other words, at any point during the process, we are able to advise our clients as to what’s ahead and the impact of options being considered or plans in the queue. This process allows clients to more thoroughly evaluate each element under consideration. Thus, each alternative selected should produce the result desired by the Bank’s organizing group. If necessary, the group is encouraged to visit banks that have recently

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opened to better understand the impact and ramifications of their own decisions.
•	Bankmark provides project management and tools, which allow the group to obtain information concerning its area of expertise or assignment in the project management process. Our client bank project management programs use our most recently completed projects’ timeline information as baseline data. This process assures all elements to opening in a timely manner and within budget.

•	Bankmark will provide logistics and support at each Bank location by trained Bankmark staff for the Bank’s management and administration of its contacts. An important effect of the Bankmark process is that the Bank’s professionalism is enhanced. This may have a positive impact on the Bank’s prospects for regulatory approval and its capital acquisition program.

•	Determination of charter and review of new filing procedures by the Office of the Comptroller of the Currency (OCC) & FDIC in conjunction with the organizing group.

•	Discussion of facilities/locations.

•	Legal representation review and discussion of which firms have processed the last several successful applications.

•	Pre-opening budget discussion and review.

•	Identification and recruitment of a qualified management team for review with personnel committee and Board of Directors.

•	Preparing & building the management team for presentation to the regulatory agencies and submission of the application process:
✓  What role played during the organization phase
✓  What role played when the Bank opens
✓  When the management team starts...ideally
Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. Bankmark is not an agent for the de novo bank, and does not make representations as an agent or otherwise for the Bank.
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II. CONSULTING FEES
Bankmark will design a marketing campaign to strategically support the Bank. Bankmark’s professional fee for services is as follows:
•	The consulting fee for facilitating a marketing campaign to support the Bank and for providing logistics and administration for the Bank’s public offering is $625,000. This is the total fee and there are no contingencies; commissions or other variable payments regarding its payment. All fees are due and payable in advance of the month the work is to be performed. All invoices for such fees and expenses are due no later than the third business day from receipt of invoice.

•	Bankmark may, from time to time based on project financing, defer a portion of a specific payment(s). At Bankmark’s discretion. the Bank will be notified as to when the defined amount is due. Should Bankmark adjust the budget and defer payments. this is not a forgiveness of said debt; it is a payment adjustment to assist in the cash flow management of the project initiated to support the organizing group. If a deferred payment plan is the agreed upon course of action, a new payment schedule will be created and signed by both parties (Bankmark & T & E Holdings of Phoenix-Scottsdale, Arizona). However, should the contract terminate for any reason and the payment schedule has been adjusted from the original agreed schedule, the remaining balance owed, if any, will be based on the original payment schedule in this agreement. The final payment of all past due amounts will be confirmed 1 month prior to termination of contract and will be outlined in the mutual release agreement to be signed by both parties.

•	The fees shall be paid in the following incremental amounts:

Payment # 1	$10,000	Month 1
Payment # 2	$10,000	Month 2
Payment # 3	$15,000	Month 3
Payment # 4	$15,000	Month 4
Payment # 5	$30,000	Month 5
Payment # 6	$30,000	Month 6
Payment # 7	$30,000	Month 7
Payment # 8	$40,000	Month 8
Payment # 9	$40,000	Month 9
Payment # 10	$40,000	Month 10
Payment # 11	$40,000	Month 11
Payment # 12	$40,000	Month 12
Payment # 13	$40,000	Month 13
Payment # 14	$40,000	Month 14
Payment # 15	$40,000	Month 15

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Payment # 16	$40,000	Month 16
Payment # 17	$40,000	Month 17
Payment # 18	$50,000	Month 18
Payment # 19	$35,000	Final Payment[1]
Professional Fee Total	$625,000

[1]	The final payment of $35,000 is due at the release of funds from the impound account, or 120 days from the effective date of the prospectus/offering, whichever comes first. It should be understood that receipt of the final payment of $35,000 is not contingent upon any conditions or performance. The final payment shall be considered a post-opening expense for accounting purposes. Although it appears in, it is not included in the calculated total of the estimated pre-opening expense budget previously presented to the Bank.
III. EXPENSES TO BE PAID BY THE BANK

These fees only represent an estimate. As each required service is negotiated with the selected firm or individual, an agreement or purchase order will be submitted to and approved by the Bank’s management in advance of any payment or commitment to pay. These agreements will be itemized and totaled in a report to management on a monthly basis to account for monies committed or owed against the estimated budget. In each and every case where a budgeted expense may be exceeded due to necessary changes in the regulatory process, additional events, or any other requirements required to support the proposed transaction, management will pre-approve the newly revised budget before it is incurred.
Projected Costs:
Bankmark’s fees are disbursed monthly over the life of the project. Other costs are paid by the Bank but managed by Bankmark. As the Project Supervisor (PS) and/or Project Manager (PM) prepare to implement the various stages and expense items of this Agreement, they will present to the client a more detailed anticipated monthly expense of the various budget category line items of the expenses. These monthly presentations of anticipated expense will, in turn, be reviewed with senior management or the Project’s designated representative every thirty (30) days. Items or services to be purchased on behalf of the Bank will be outlined in a contract or estimate form provided by the specific supplier and approved by Bank personnel prior to purchase of the item or service. Based on the assumption that the Bank will have to host approximately 65 investment meetings, with an average attendance of 25 attendees to meet 1,625 (minimum) qualified investors, the following costs are projected:

Project Support**	$1,000 per month
Other part time staff, or FTE (Full Time Equivalent) time, has been allocated pursuant to the project budget. Some staff members do not work on site at the organizational office, but at Bankmark’s offices in California, Colorado, and Texas. This provides consistency from project to project, access through universities for data entry personnel or other essential personnel that Bankmark does not have to hire, train, and release as a project

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ends. Instead, it provides continuity to all Bankmark’s clients by spreading out the part time hours needed to support all of Bankmark’s projects.
For many banking professionals, not being able to “see” an individual causes concern when, in fact, it is the work to be produced in total and in relationship to the project’s needs at that specific juncture. For example, one day the data entry personnel are completely inundated with roster entry and proofing, requiring 3-4 staff members. The next day the entire off-site office group is consumed with one project. What this system provides overall (and within a more managed budgetary process) is the human resource component consistently on-call without inflating the on-site project staff.
In addition to Technical Staff, Bankmark maintains Database and Project Support Staff made up of both part-time (PTE) and full-time (FTE) personnel. These staff members will not work on-site at the Bank’s Project office, but at Bankmark’s offices in California, Colorado, Texas, and New York. These individuals are employees of Bankmark. They maintain and manage the Bank’s Database and provide consistent and necessary Database and Project Support Services to the Bank at the request and under the direction of the Bank’s PM.
Computer Network System & Printers Rental Service
It is essential that the Bank’s temporary project site meet the necessary minimum requirements needed to support the Capital Campaign and the Events Phase of the organizational process. In order to maintain consistency from project to project and for the convenience of our clients, Bankmark will provide a range of Technical Support to the Bank for the duration of this agreement:
1.	Laptops/Desktops – For the Bank’s Project Manager (PM) and Events Staff (Project Site Support Staff). They are each pre-loaded and set-up with:
a.	All necessary software, hardware, and networking components and licensing

b.	The Bank’s Project Database ·Interface

c.	Email Account

d.	Remote Access to Bankmark’s VPN
2.	Web Hosting of all temporary sites for the term of this Agreement.

3.	Database Hosting, Support, and Maintenance for the term of this Agreement.

4.	Up to three Project site visits from our Technical Support Staff for the following:
a.	Project Site Set-up

b.	Database Training

c.	Periodic Check-up and Maintenance throughout various phases

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5.	Miscellaneous hardware and Software for Project Site Set-up
Other Project Site & Equipment Requirements
(NOT included in the previous section)
The Bank agrees to provide the following for the duration of the Bank Project:
1.	Facility Requirements — 1,500 — 2,000 square feet exclusive working location to support the Bank’s Senior Management Team and the Project Staff (6-8 people). The facility shall be secured and well-lighted for access at any time.

2.	Other Technology, Furniture, & Equipment Requirements:
a.	Several desks and the necessary number of working tables and chairs for processing the events materials

b.	Minimum of six (6) phone lines for the Project staff, which are not too heavily used by other Bank operational needs

c.	One dedicated high-speed data line (DSL/Cable modem)

d.	One dedicated fax line

e.	One designated fax machine

f.	Work Station printer/copier (specifics to be provided) - needed for reports required to keep Organizers and Bank Management updated with current potential shareholders names and event schedules

g.	Pitney Bowes (or equivalent) postage machine
3.	Fed-Ex, UPS, DHL or equivalent shipping account — for Project site needs

4.	Office Supplies — pens, pads of paper, computer paper, etc., which will be ordered by the Project Manager (PM) through the Bank’s supplier. When supplies are needed, the PM will put together a supply request form to be approved by the Bank. Upon approval by the Bank, the PM will procure the materials and maintain an inventory for the project.
The Database
Ownership
•	Bankmark owns, develops, and manages the database system and its user interface.

•	The Bank owns all contact and investment information provided by the Bank and residing within the database.

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•	Prior to final payment of Bankmark Fees and upon termination of this Agreement, Bankmark will relinquish all contact and investment information to the Bank in static form (i.e. MS Excel format or equivalent).
(OR)
•	Upon receipt of final payment of Bankmark Fees for the contract, Bankmark will provide the Bank with a replica of the database system and its user interface for their continued use or conversion.
Database Development, Training & Project Support
As the Bank gets closer to filing their Bank Charter Application, a Bankmark representative will present the Database Development & Training Process (DDTP) to your entire group. At that time, we will establish goals and deadlines for each director/organizer to submit contact lists and field any questions and/or concerns regarding this process and confidentiality of the information given.
Upon beginning the Database Development & Training Process (DDTP) Bankmark provides the Bank with the following:
•	All necessary data entry and proofing services of all contact and investment information provided by the Bank to Bankmark for the DDTP and the Bank’s Capital Campaign

•	Quantitative and Quality Assurance reporting to monitor database integrity, submitted weekly to the PM for his/her PM Report for the Bank’s Management

•	Accountability Reports for each director/organizer to monitor their individual progress and contributions to the Capital Campaign

•	Target Market Queries to support the development and execution, as well as the effectiveness of the various investment meetings during the Bank’s Capital Campaign

Graphics Program Development**	$35,000
The Graphics Development Program (GRDP) includes the following:
•	Branding Workshop, Identity Development & Bank Logo Development

•	Intranet Portal, Website Design & Maintenance

•	Stationery, event items, display boards, brochures, etc.

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•	All appropriate materials to support the offering, as well as all other legal documents that support the offering
Bankmark’s Graphics Development Program (GRDP) is a key element in a successful de novo banking experience. Although it does not relate specifically to the application process, it will be tied directly to the timeline of your Bank Application. GRDP involves the “Design to Production” phase of the Bank’s graphic material necessary for the various pre-opening stages. Within the confines of this Agreement, “design to production” refers to the development of the creative materials through mechanical pre-production requirements to produce/print each individual item. It does not include the actual expense of the massive printing, both internal and external, that will occur once the GRDP is complete. Printing Costs, both external and internal, are discussed elsewhere in this Agreement and are listed separately on the Bank’s Pre-opening budget. The GRDP Addendum and Discussion Guide will be presented to the Bank at a later date and will provide a more detailed description of all items and services included in this Agreement relating to the GRDP. Once initiated, the entire process should last about 120 days.
The process begins with the “Developing the Brand Identity” Workshop. Immediately following the workshop, Bankmark will provide the Bank with a temporary website where the Bank’s organizing group can log on and submit Bank name ideas and interact with each other and Bankmark’s Creative Team. Bankmark will be responsible for setting up and maintaining this interactive site as part of the GRDP. Approximately 6-8 weeks after the workshop, Bankmark will send one or more designated representatives from our Creative Team who will travel to meet with the Bank’s organizing group as a whole. During this time, they will make formal presentations of initial potential logo designs based 011 comments, suggestions, and recommendations at the workshop, as well as any other possible ideas we feel the group might be receptive to based on Bankmark’s successful tract record in the arena of marketing de novo bank’s during the Organizational & Capital Campaign Phases. Let it be understood that Bankmark’s GRDP process is designed specifically for de novo backs during their pre-opening phases. Bankmark’s expertise in this area also includes extensive knowledge of any and all State and National regulatory issues and requirements relating to marketing materials for a de novo bank prior to “In Organization” (“IO”) permission as well as during the Capital Campaign itself. Bankmark currently does not specialize in marketing of the Bank after it opens its doors to the public. Upon completion of the Terms of this Agreement. Bankmark will make arrangements to transfer all completed GRDP items to the Bank’s senior management as outlined in this Agreement (list page #, Section, etc.).
The Bank recognizes that there may be other “design firms” within the Bank’s community that may approach the Bank’s organizing group with offers of graphic development and marketing services. However, these individual firms do not have the expertise necessary for developing graphic material for a de novo bank project. This Agreement includes Bankmark’s GRDP and is a non- negotiable item. At the “Brand Identity” Workshop, we will bring samples of some of our previous projects for you to review.

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Bankmark does not provide coaching for local design firms to understand the graphics process as it relates specifically to de novo bank charters. As a result, we have developed an “in-house” system for our bank clients. We do, however, strongly recommend utilizing local firms for the marketing of the Bank after the doors open. It is an excellent way to build strong community ties very quickly.
Project Site Support Staff*

Month 12	$12,000
Month 13	$12,000
Month 14	$12,000
Month 15	$12,000
Month 16	$12,000
Month 17	$12,000
Month 18	$12,000

TOTAL	$84,000
The staffing budget only represents a monthly estimate. As we begin the hiring process closer to the Bank’s campaign, we will present a more specific (weekly) cost per person spreadsheet for approval.
Food, Beverage, and Facilities (based on approximately 65 events)

Month 12	$8,000
Month 13	$8,500
Month 14	$8,500
Month 15	$8,500
Month 16	$8,500
Month 17	$8,500
Month 18	$8,000

TOTAL	$58,500

These amounts only represent estimates. As each month is planned in advance, the estimates will be recalculated on a per-event cost. The event costs are also tracked weekly as each event occurs and costs are posted so the PM and the client know exactly where the project stands in relationship to the budget at all times. This is a cost category tracked jointly by the client and Bankmark.

External Printing	$25,000
•	Invitations

•	Offering circular & all the packaging

•	Letterhead, business cards, and envelopes

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The quantities, paper specification, etc., will be bid out/estimated upon completion of the design phase. If possible; Bankmark will secure a local printer, provided the quality standards can be met in relationship to the budget. All print estimates and purchase orders will be signed and approved by the client.

Internal Printing**	$16,000
Internal printing is a service provided by Bankmark whereby full digital color printing is needed only during the stock sale process, such as printing of the prospectus. Because Bankmark prints these files digitally in-house, the client is afforded a cost per piece of at least 50% savings in comparison to using a “Kinko’s.” This in-house process allows Bankmark the ability to manage On behalf of the client, ordering only what is needed on a weekly basis. Therefore. our quantity counts are low.
Marketing Promotions **
•	Presentation boards for investment meetings

•	The chairman’s’ circle/founders coffee promotion

•	Logo golf style shirts

•	Other name recognition items
The specifics (i.e., count, item, color specifications, set-up fees) will be outlined in a separate addendum for approval by Bank/project management prior to beginning the events process. This will include all design, dye-cast, set-up production, and shipping requirements.

Speaker Honorariums**	$9,000
Speaker honorariums are paid to any qualified industry expert identified by Bankmark. Most likely, these individuals have previous experience with the Bankmark program, content and format especially as it relates to regulatory dos and don’ts. They could be Robert Steiner, Bryan Hyzdu, Dan Hudson, or any other speaker Bankmark deems acceptable. Each event fee is $450 per event (approximately 65 events). Speaker Fees are for the purpose of having industry experts present on behalf of the industry and the bank. Speakers are utilized at Bankmark’s discretion when we feel the campaign requires a push from the outside expert. Once the client becomes familiar with the presentation content and know how to field questions, Bankmark will turn the speaking over to the client on an as needed basis. Therefore, we have reduced the standard speaker budget to accommodate only the first 20 events. At the end of each 15-day period during the events phase of the project, Bankmark and the Bank will review and reconcile the speaker honorariums to be paid for that period.

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Public and Promotional Events	$8,000
Public and promotional events are events “outside of the box,” or a standard event whereby the event has a theme that is usually time sensitive and a special guest speaker has been scheduled. The event requires a broader scope and scale or marketing to draw a larger qualified audience. Any event in this category budget is planned and approved by the Bank organizers.
These projected costs are based on the following assumption:
The most important factor in holding the events cost to a minimum is to maintain a high average attendance: 1) if the Bank gets them to an event and 2) follow up to gauge their interest within 24-48 hours. If the Bank’s goal is a minimum of 1,625 qualified attendees and we maintain an average attendance of 25 per event, the Bank can reach its capitalization goal upon completion of the 65 event. The caveat is the follow-up by directors and the Bank and is imperative to the success of the Capital Acquisition Program based on these assumptions.
**Fees paid directly to Bankmark. An invoice, along with any necessary supporting documentation. will be presented to the Bank as each expense is incurred. These invoices are due net ten (10) days upon presentation.
*	All items outlined in this section are financial responsibility or the property of the Bank. These amounts represent a current market estimates. An updated estimate will be provided at time of expense.
IV. TERM
The contract shall expire 120 calendar days from the effective date as published on the offering circular at 5:00 p.m. unless otherwise extended by mutual agreement, in writing. Any budgetary requirements associated with the continuation of said agreement will be outlined by Bankmark and pre-approved by the Bank or the Bank’s representative before any work is continued. All extensions are in 30-day increments approved by both parties. Each 3D-day extension is for the fee of $35,000. All fees for extensions are due at the beginning of the 3D-day extension.
V. STAFFING REQUIREMENTS BY FMS/BANKMARK
Overall project responsibility on behalf of Bankmark will be carried out by Dan Hudson (“DR’’), Business Group (“BG”), Project Supervisor (“PS”), and Project Manager(s) (“PM”). During the period of time prior to beginning the investment meetings, a senior associate for Bankmark (DR BG, PS, or PM) will meet with the Organizers or Management Personnel a minimum of once every two weeks for a project briefing and update session. A client conference report will be provided to outline the project time line, responsibilities and resource requirements for the upcoming two weeks, and anticipated monthly scheduling or participation required of Bank personnel or the organizing group. It is estimated that a senior associate (DH, BG, PS, or PM) will be on location a minimum of 3 days per week prior to the investment meetings beginning. The

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composition of Bankmark’s management team will be further defined upon project commencement.
VI. OTHER STAFFING REQUIREMENTS
All project employees will be made available by the Bank and will report directly to Bankmark’s PM. The employer of this staff will be a third-party national employment agency firm, which will be approved by the Bank and provide the Bank with a price break for budgetary purposes. It will also ensure that all local and state employment laws and requirements will be met. Their work scheduling, daily job responsibilities, and if necessary, dismissal from the project, are the responsibility of Bankmark’s PM. Prior to any dismissal of a project employee, Bankmark will review the circumstances and conditions with the Bank concerning the employee and their recommendations, if any, for dismissal. In turn, Bankmark also recognizes the importance of congeniality between project staff and the Bank. Therefore, should conflict/tension between a specific project individual and the Bank arise, Bankmark encourages the Bank to immediately bring the situation to the attention of the PS or PM so that any necessary adjustments, employee-transfers, or even dismissal/termination can be dealt with so that the flow/momentum of the project is not hindered. The determination of an hourly wage will be gauged and set by the PM based on the experience and skill level necessary to perform their job responsibilities pursuant to the requirements of this Agreement. For example, regardless of policies established within the institution, Bankmark or the organization/group will not employ $8 per-hour, fast-food, entry-level personnel for positions which require data entry and sorting skills and/or meeting the public, i.e.) a skill level of $14 — $16 an hour (or prevailing wage). However, all expenditures of this nature will be within the budget described above unless otherwise agreed to by each party, in writing.
Bankmark understands that part-time/temporary staff positions with no immediately offered benefits do not always attract “top” people as prospective project employees. Therefore, Bankmark will always attempt to first “pull in” qualified personnel from other projects (whether in progress or recently completed) to staff a newly beginning project so that the level of experience and training are exemplary and consistent. A combination of experienced Bankmark personnel and new hires from the project’s immediate area equate to a well-balanced on-site team, essential to the success of the project.
It is important to note that typical “Bank” employees that may work for the institution post-charter normally do not have the skill set necessary for the type of employees Bankmark must solicit and engage to successfully perform the duties as specified within the boundaries of this contract. From time to time, Bankmark may hire college or high school students, who could potentially be siblings of directors or others close to the project. Typically, they are hired to perform what are considered “after-hours” or “summer-time” duties (see “Part-Time RSVP Callers” below). Because of the skill set necessary for the success of this project, Bankmark and client agree that the policy not to hire directors’ relatives, friends, etc., is appropriate. Hiring should be based on the skill set necessary to complete the job.

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The staff s payroll will be managed by the PM, a Bankmark person familiar with the firm that pays the employees. Invoices are processed through Bankmark’s Payroll Manager, approved by the PM and presented to the client. The client must pay for these outside services net 15 days of presentation.
Part-time RSVP Callers: Telephone calls to invite critical leads, close friends and personal business relations are best made by the Organizer. However, based on the fact that there are other time commitments by the Organizers, it may be necessary from time to time to employ RSVP callers. These are hourly employees used only during the events phase and not continuously. If it is necessary to employ these individuals, a budget will have to be established. This should only be a back-up contingency.
VII. FACILITY REQUIREMENTS
The Bank must provide a working location to support a full time staff of 6-8: one senior associate, one PM, and part-time people. It should comfortably sustain four desks and the necessary number of working tables and chairs for processing the events material. (1,500-2,000 square feet exclusive). The facility shall be secured and well lighted for access at any time. Unless otherwise noted by memo or addendum, the computer equipment that is supplied is the property of Bankmark. Bankmark and its personnel will not be restricted in any manner from access to its equipment or otherwise.
VIII. MISCELLANEOUS EQUIPMENT & SUPPLIES
The PM and support staff must have access to a minimum of six (6) phone lines which are not too heavily used by other Bank operational needs, plus (at least) one dedicated high speed data line (DSL/Cable modem) and one dedicated fax line. The staff must also be provided with a designated fax machine and copier, which are needed for reports required to keep Organizers and Bank management updated with current potential shareholder names and event schedules. There is also a significant amount of copying required in the database management and the reporting function. The project also requires a varying amount of office supplies: pens, pads of paper I computer paper, etc., which will be ordered by the PM through the Bank’s supplier. There are monthly phone charges for sending data via modem between Bankmark’s data center and the Bank’s on-site computer systems. These line charges will be billed monthly with copies of the charges from the phone bill. There will be monthly charges for Fed Ex/UPS regarding overnight shipping of data entry work, lists or supplies. These charges will also be billed monthly with copies provided from the respective supplier.

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8.1
The procurement of supplies to maintain the project’s readiness will be maintained by the PM. The Bank will establish a business account with Office Depot, Office Max, Staples or an equivalent. When supplies are needed, the PM will put together a supply request form to be approved by the Bank. Upon approval by the Bank, the PM will procure the materials and maintain an inventory for the project.
IX. CONFIDENTIALITY OF INFORMATION
Without the prior consent of the Bank, Bankmark shall keep confidential and shall not disclose to any third party any of the database or project files or any financial or other information relating to the Bank, which is not already within the public domain. From time to time during the “events” phase of the project, Financial Marketing Services (FMS)/Bankmark may invite guests to observe an event. These guests may be other consultants or bank directors and officers from another bank. The Bank will not unreasonably restrict Bankmark in allowing its guests to attend and observe the process. If the prospective guest(s) are from the Phoenix-Scottsdale, Arizona areas of the United States, Bankmark will inform the client. The client and Bankmark will then select a meeting in which these local guests may attend.
X. RESPONSIBILITY AND ACCOUNTABILITY
To assure fulfillment of the requirements within this Agreement, the Bank and/or Organizers of the Bank will designate one individual to work directly with Bankmark in the management and implementation of this Agreement. The contact person(s) is Bob Adkins.
XI. ACCESS TO MATERIALS NECESSARY TO FILL THE TERMS OF AGREEMENT
The Bank will supply Bankmark with necessary copies of documents for handout during the investment meeting presentation and development of the director training materials, i.e., the FDIC application, the state application, business plans, strategic plans, etc.
OTHER COVENANTS PROVIDED BY CLIENT 12 — 22
Bankmark hereby warrants and represents that Bankmark shall:
XII.
On a best efforts basis, with client adherence to the terms and recommendations, work diligently to implement all items discussed herein.

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12.1
Not assume or create any obligation for, or on behalf of, or in the name of, or in any way bind, the Bank except as expressly provided by this Agreement.
12.2
Engage in no conduct in the performance of this Agreement that reflects unfavorably on the Bank.
12.3
Agree to defend, indemnify and hold harmless the Bank and each of its Organizers, and their successors and assigns, from and against any and all liability, damages, fees, including reasonable attorneys’ fees, and expenses whatsoever, resulting, directly or indirectly, from any claim or demand of any kind or nature, resulting from the wrongful actions, negligence, errors, omissions or misstatements of Bankmark, its officers, directors, employees, agents or contractors in connection with its performance of its obligations under this Agreement; provided, however, that Bankmark shall not be liable under this section for the wrongful actions, negligence, errors, omissions or misstatements of the Bank, its Organizers, employees, agents or contractors. This indemnification shall survive the expiration or earlier termination of this Agreement.
Defend, indemnify, and hold harmless the Bank from any and all liability, claims, demands, suits, costs, charges, and expenses, including, without limitation, attorney’s fees incident to any claim, loss, damage, or injury to the person or property of Bankmark and its agents, employees and/or contractors, or to the person or property of anyone injured through the acts or omissions of Bankmark, or of agents, employees. or other persons acting on its behalf; except for other firms or employees contracted directly with the Bank or Organizers.
Bankmark warrants and represents that it has the necessary personnel, experience, expertise and ability to successfully organize, implement and promote the Bank in accordance with the budget.
XIII. OWNERSHIP OF MATERIALS
Rights of ownership and reproduction of materials supplied by Bankmark remain solely with Bankmark. This includes proprietary methods, training materials, handouts and evaluation tools used during the implementation of this Agreement. Any materials developed specifically for the Bank (i.e., logos, corporate identity package, signage, etc.) belong to the Bank when all monies owed as a result of this work have been paid by the Bank as prescribed within this Agreement. Any other work which may be developed for the Bank, such as promotional materials, etc., ownership licensing rights or rights of reproduction, will be outlined and agreed to by each party before said work begins or is produced. Any creative materials which are developed by Bankmark, any subsidiary group, (Financial Marketing Services, ebankmarketing.com; etc.) or any of the firms;

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affiliate websites, may depict any and all of these materials produced and a narrative of the project’s objectives and accomplishments as part of a “print” or “online digital” portfolio and may include, (but are not limited to), marketing materials, graphics, and websites.
13.1 BANKMARK COPYRIGHTS & PATENTS
During the course of the consulting engagement, Bankmark will, as part of its responsibility, make available or provide materials to the Organizers, directors and management team. These materials are only for the specific purpose of managing, tracking, educating and training. They are not to be copied or distributed outside the immediate group of Organizers, directors, management and staff. These materials are for internal use only. Should they be mistakenly used during the capital acquisition phase of the engagement, the project members of the group could be put at risk. These educational materials are for the sole purpose of training and may not be used for sales or solicitation of prospective shareholders. These materials and the process they represent are proprietary to Bankmark and are protected by copyrights.
The database application program is owned by Bankmark. In the case of a de novo bank whose current staff possesses the skills and talents to copy, modify, change or duplicate the application program, the Bank directors and management must assure Bankmark that no efforts by said staff will occur.
At no time while Bankmark is actively engaged in the project, or upon its completion, will the software application program be modified, duplicated, copied or changed without our prior written approval.
The lists, rosters, critical leads, or any materials supplied to Bankmark for the development of the database is the property of the group and/or the individual who provided the materials. Upon completion by the staff of use of this material, it will be returned to the individual whom it belongs. The completed database will become the property of the Bank upon completion of the project and fulfillment of the terms specified in this Agreement
XIV. NON-COMPETE
Bankmark is currently working and meeting with other organizing groups in other areas, and it is not our practice to provide non compete covenants during organization, as groups can end their organizing efforts at anytime by electing not to finish the project Bankmark does allow that we will not seek out new bank business in the following areas: Limited to the Phoenix-Scottsdale, Arizona ONLY for the duration of this de novo bank project. However, upon opening, should the Bank use Bankmark to provide marketing programs and services, a limited non-compete agreement can be developed pertaining to the Bank’s immediate marketing area.
XV. ASSIGNMENT

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Except as provided herein, this Agreement or any rights or obligations hereunder, may not be assigned by either party without the prior written consent of the other party.
XVI. SURVIVAL
Paragraphs 9, 12, 13 and 14 shall survive the expiration or termination of this Agreement
XVII. AMENDMENTS
This Agreement may be modified in writing only, and cannot be changed orally.
XVIII. COMPLETE AGREEMENT
This contract is the entire and only Agreement between the parties. The contract replaces and amends any previous agreements between the parties. This contract can only be changed by agreement in writing and signed by both parties.
XIX. PARTIES LIABLE
This contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.
XX. NOTICES
All notices under this contract must be in writing. The notices must be delivered personally or mailed by certified mail, return receipt requested or Fed-Ex/UPS Next Day (or other expedited delivery method requiring signature) to the other party at the address written in this contract, or to that party’s attorney.
XXI. CHOICE OF LAW
The terms of this contract shall be interpreted under the laws of the state in which the Application is chartered, regardless of whether the regulatory agency is state or federal.
XXII. SEVERABILITY
If one or more of the provisions of this contract are deemed invalid or illegal) the remainder of the contract shall survive.
XXIII. TERMINATION
“OPT OUT CLAUSE”
•	Bankmark’s primary responsibilities in the scope of the engagement are to provide project management) resource identification and resource management in conjunction with the client, and to facilitate the capital acquisition phase of the project. We (Bankmark) will provide an outline of the first objectives to be completed at the onset of each project phase. We will review and prioritize these tasks and programs with the Client.

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The Client, in turn, agrees to use good faith, best effort and judgment in the completion of all tasks set forth. More importantly, the timeline in which the Client shall complete the objectives stated herein are of critical importance to the success of the Bankmark process. The Client’s inability to comply with Bankmark’s process, including but not limited to, inability to provide requested information, will greatly impede Bankmark’s process, and therefore success rate. Bankmark cannot be held responsible for delays caused by Clients inability to meet time deadlines or Clients unsuccessful completion of the Capital Acquisition Process. In the event of any of late occurrences, Bankmark will, in detail, discuss delays with the Client and provide a written solution to which the Client must adhere within 20 days of dated document. Failure to do so will result in Bankmark instating “Opt Out” Clause, with no further penalties or expenses due to Bankmark or Client. All monies previously paid for services rendered shall be considered non refundable. All monies due to Bankmark shall immediately be payable upon termination of this contract under this clause. Client will be held responsible for all fees due up to the date of Termination of this contract, under the “Opt Out” Clause. The “Opt Out” will be provided in writing, and will be effective immediately upon Client receiving certified documentation. Bookmark requests Client signs “Mutual Release.” Any claim or controversy that arises out of or relates to this agreement or the breach of it shall be settled in arbitration in accordance to the rules of the nearest local office of Judicial Arbitration Meditation Service (JAMS).
No termination will be considered upon receipt of permission to organize from the governing aka licensing authorities. All termination requests must be an issued written notice allowing each party 20 business days to respond and meet concerning issue. After meetings have concluded and dispute can not be resolved with either the resumption of this contract or a mutual release, then termination moves forward and into mediation as prescribed in the agreement.
▪	1) Dismissal with cause: Should the need arise that the group of organizers decide to abandon the project prior to filing the application or within the first five months of the project, two application payments and five months of the master consulting agreement would be due in full for Bankmark to excuse the client of any further obligations going forward. Upon filing the application and up until granting of permission to organize by the governing regulatory agency(ies), the payment of the application fee is due in full and 50% of the consulting payments (beginning months 6-9) are due and payable for Bankmark to grant the client release from the master agreement. Upon receipt of permission to organize by the primary regulatory agency, there is no release from any or all of the contractual agreements. “Cause”: Constitutes gross neglect by Bankmark by not providing adequate guidance to the group within the parameters of each working agreement.

▪	2) Dismissal without cause: If there are issues or concerns that would cause the client group to want to dismiss Bankmark without cause or neglect

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unbeknown to Bankmark, the client must communicate to Bankmark in writing what the issues are and allow Bankmark to address the concerns as to what action will be taken within 5 business days of receipt of the notification by the client. Bankmark will respond first in writing, and a meeting will be held with the organizers or the executive committee representing the group to discuss the recommendations to resolve the concerns. If the concerns cannot be resolved, the client is responsible for payment in full of all billings to date as outlined in the original agreed schedule. If the current payment schedule has been adjusted from the original agreed schedule thereby offering the project debt deferment, the remaining balance owed, if any, will be based on the original payment schedule in this agreement. The final payment of all past due amounts will be confirmed 1 month prior to termination of contract and will be outlined in the mutual release agreement to be signed by both parties.

▪	Bankmark works for and at the sole discretion of the Board of Directors. If, at any time, Bankmark believes the group needs to receive information or be informed of any detail affecting the project, Bankmark will not be denied access to the group in any manner. Should Bankmark wish to address the Board of Directors on a critical issue or concern and notifies management in writing or by email that meeting shall occur within five business days. It is again noted that Bankmark works for and at the discretion of the organizers and board of directors. To release Bankmark without a mutual agreement it will require a super majority of the organizers or 76% vote of the members.
XXIV. ADDITIONAL TERMS OF THE CONSULTING AGREEMENT
▪	Bankmark shall be available to meet with any regulatory agencies or the Bank’s attorney as needed to effectively implement the requirements of this Agreement.

▪	Upon completion of the public offering, Bankmark will provide a written action report on issues concerning the de novo bank in the areas of product development, delivery systems, and topical marketing needs based on current trends experienced during the campaign. This written report will be followed by an oral presentation by Hudson & Steiner to the Board of Directors. This is not to be confused with a marketing plan, but rather a report on issues and recommendations.

▪	The parties agree that the Bank or Bankmark may requite that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time that the controversy or claim arises, and judgment upon the award tendered by the arbitrator may be entered in any court having jurisdiction thereof. The forum for any such arbitration proceeding shall be at the local office of the Judicial Arbitration Mediation Service nearest to the headquarters of the Bank. JAMS are a national business arbitration firm, and usually have offices within any state. However, in the event there is not a JAMS

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office located within a reasonable distance from the Bank, all arbitration will take place in accordance with the American Arbitration Association.
▪	Should any legal action or arbitration proceeding be brought in connection with any provisions of this Agreement, or to collect damages for either the breach of any term of this Agreement or false representation or warranty given in connection with this Agreement, the prevailing party shall be entitled to recover all reasonable attorney fees, and costs and expenses actually incurred in such action or proceeding.

▪	Significant suppliers of goods or services shall be approved jointly by Bankmark and the Bank to assure the greatest possible success. If the Bank requires the specific use of a supplier, the Bank will assume all responsibilities for delivery of those specific goods and services, and any delays or problems caused by use of said supplier. Bankmark’s purchasing strengths due to its long term relationship with many suppliers provides clients with the advantage of special pricing, (i.e., reduced fees, or better terms, or delayed partial payment until release of funds from the impound account). While all contracts negotiated with any provider of goods or services and approved by the client, any firms or individuals that are providers of these services on an ongoing basis for Bankmark are managed by Bankmark with oversight by the Organizers during the term of the engagement. It is this leverage and tie to responsibility that allow Bankmark to procure and expedite service to its clients. Bankmark shall not accept any gratuity. rebate, fee, non-cash trade, commission or any other direct or indirect accommodation as it pertains to providers of goods or services used to implement the work as prescribed herein. Bankmark maintains an ongoing marketing relationship which may include fee for referrals, shared marketing and promotional costs for workshops and seminars with, but not limited to, the following firms: 1) Foster, Pepper & Shefelman PLLC, 2) Jenkens & Gilchrist, 3) TIB, 4) Steiner & Associates, 5) WIB, 6) Goodwin & Procter, 7) Powell, Goldstein, Frazer & Murphy. 8) Intercept, Inc., 9) Phoenix Software, 10) RLR Management, Inc. Should the Bank elect to engage the services of any of these professional organizations, it is the responsibility of the Bank to conduct its own thorough evaluation of the services to be provided.

▪	Speaker honorariums and travel expenses can become very costly. It is Bankmark’s intent to provide the best resources to accomplish this task. To have a celebrity speaker for each function of the estimated 65+ functions would be cost prohibitive. When applicable, Bankmark will use bank directors from other institutions, industry observers, and in many cases, Robert Steiner. Mr. Steiner’s relationship as a speaker is separate from that of services provided directly by Bankmark. As a speaker, Mr. Steiner is paid by the Bank from the estimated budget for speaker honorariums or any other individual designated by Bankmark as appropriate. Because speakers must set aside the time to meet the requirements of the scheduled meetings, if for any reason the meetings are canceled, they are paid accordingly. If canceled within 48 hours notice, 50% of the speaker

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honorarium is due. If canceled within 24 hours notice prior to the meeting, the entire fee is due.

▪	Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. Bankmark is not an agent for the de novo bank, and does not make representations as an agent or otherwise for the Bank. The Bank agrees to indemnify and hold harmless Bankmark from and against any and all damages, loss, cost expense, obligation, claim or liability, including but not limited to attorney fees and expenses arising as a result of the Bank making said offering.

▪	The scope, nature and details of the consulting services provided by Bankmark, as well as the identity and background of the parties Bankmark introduces to the Bank, will not be divulged to anyone other than those directly representing the parties to the transaction and unless otherwise required by applicable law.

▪	During the term of this Agreement, should Dan Hudson/Bankmark become incapacitated and unable to direct this project in any manner, Stacey Conti will complete the project as prescribed herein and the Bank will pay to Stacey Conti any forthcoming payments. Notification to enact this specific condition of the Agreement will be in writing by Mr. Hudson or his estate representative for Bankmark. If the Bank: does not elect to have Stacey Conti complete the project, all monies owed Bankmark are still due and payable as prescribed herein.
The parties have executed this Agreement to be effective as of August 8, 2007.

Bankmark	de novo Bank Project (Phoenix- Scottsdale, Arizona)

Dan Hudson, Owner	Bob Adkins, Representing the Organizing Group
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ADDENDUM
This Addendum is attached to and made part of that certain Consulting Agreement by and between Bankmark and T & E Holding, Inc. of Phoenix-Scottsdale, Arizona (“Bank”) dated August 8, 2007.
OUTLINE PROJECT CAPITALIZATION PROCESS
Bankmark will provide project management services for the capitalization of the Bank to include, but not limited to:
A.	Strategic Capitalization Plan,

B.	Public Relations,

C.	Events Management and Speaker Coordination,

D.	Director/Senior Management Training on How to Present the Independent Bank as an Investment Opportunity,

E.	Shareholder Database Management and Computer Equipment,

F.	Consultation regarding the development of marketing communication materials,

G.	Written opinions, observations, and oral presentations on strategic issues concerning the Bank will be presented during the engagement period. A marketing opinion paper will be presented to Directors and Senior Management at the conclusion of the campaign.
A. STRATEGIC CAPITALIZATION PLAN
The success of any capitalization effort is the strategic plan which, when developed, is built on the realistic abilities of each Director’s strengths, weaknesses, opportunities and threats. This plan is developed only after a series of personal interviews with each Director.
The elements of each Director interview is quantified, weighted and formulated in a matrix format. This allows Bankmark to develop a capitalization plan based upon the expected, collective contributions of the Director Group and Senior Bank Management. It allows for the optimization of each individual’s effectiveness based on their available time, sphere of influence, sales abilities and other critical factors.
The capitalization plan is designed to meet the Bank’s required capital needs in increments, based on how focused Management and the Director Group is and how quickly they wish to proceed. The group will have an opportunity to contribute its input before the plan is finalized. During the development of the capitalization plan, Bankmark will meet with the Bank’s Management every thirty (30) days (or as needed) to review Bankmark’s progress, share any concerns, or discuss possible requests for assistance the

ADDENDUM TO CONSULTING AGREEMENT	Page 22

Bank and Organizers of the de novo bank may have. Within a reasonable time from the start date of the Consulting Agreement, Bankmark will submit to the Organizers a written report of its assessment of the organizing group and where it sees the de novo bank within its marketplace at least thirty (30) days prior to the capital acquisition program. This report will also include a detailed strategic capitalization plan with a proposed events calendar. It should be noted that change might occur in the plan based on input from the Bank’s Management, the approval of the offering and its anticipated effective date. Upon the final review by the Bank’s Management and the incorporation of any changes, Bankmark will present the capitalization plan during the Director and Senior Management Training Session.
Monthly project review and assessment by Bankmark and a representative of the Board of Directors is important to assure the ongoing success of the capitalization program. This forum will allow Bankmark to review with the Bank’s representative’s issues or concerns regarding the performance of key individuals and the program’s effectiveness and efficiency according to the project timeline. This review process is most critical during the events phase of the program. This forum allows the Organizers the opportunity to critique Bankmark’s performance and make recommendations for change or request additional assistance. During this review session, the Directors and Bankmark can openly review in confidence the efficiency reports provided by Bankmark (see Section C, Monitoring the Events Performance). This review process assures the Bank the opportunity for direct input and hands-on participation in the effective completion of the capitalization program. Conversely, at these meetings, Bankmark can also present requests for any additional resource allocation the project may require.
B. AVAILABLE PUBLIC RELATIONS OPPORTUNITIES
▪	Newspapers,

▪	Local Financial TV news,

▪	Professional and public service organizations to which Directors belong;

▪	Scheduled events,

▪	Materials published by the Bank,

▪	Any other communication vehicle which is in regulatory compliance during the capitalization phase.
Public relations are critical to the success of any capital acquisition campaign. Using the local media to increase public awareness of the Bank’s future plans, it’s Management, the business and economic ‘outlook, and other information will position the Bank and enhance its community image. Bankmark’s public relations activities will not be unreasonably restricted by Bank Management or the Board of Directors during the application and securities periods.

ADDENDUM TO CONSULTING AGREEMENT	Page 23

No single media vehicle is completely effective in telling the Bank’s story. An integrated and balanced approach must be used. A considerable increase in the level of public awareness needs to occur within both the public and professional spheres of influence of the Bank. This must all be in place before the events process begins.
Bankmark designs, manages, and facilitates (as outlined on Page 3, Section 2) this integration process subject to the approval of the Bank’s Management (the direct costs of any artwork or printing are separate items). A review of the public relations materials enclosed in Bankmark’s initial capabilities presentation will illustrate to the Bank’s Management how scheduled events, coupled with the public relations function, enhance public awareness of the investment opportunity, Any public relations material developed by Bankmark on behalf of the Bank is not released until the Bank’s Management (as outlined on Page 3, Section 2) has reviewed and approved it. A member of Senior Management is present at all meetings, which Bankmark may schedule between the Bank. and area newspapers, publications and other media. The Bank and Bankmark agree to work jointly on all public relations efforts.
C-1. EVENTS MANAGEMENT AND SPEAKER COORDINATION
Bankmark’s proven formula for success enables the Director Group to present the investment opportunity to qualified individuals through a series of hosted events. Each event features a financial expert who addresses the investment opportunity in several ways. In the case of the Bank, there must be a concerted effort to reach the required capital level in the shortest period of time possible. Bankmark is responsible for scheduling and managing the financial industry experts and providing the PM.
Events Process Management. Bankmark’s proven strategy for capital acquisition includes the manner by which each prospective investor is invited to, and processed during, the events phase of the campaign. Invitation processing, facilities management, greeting guests, presenting the investment opportunity, and coordination of guest speakers are managed solely by Bankmark. This process is explained thoroughly during the Director and staff training modules. All local customs and/or community traditions are respected and incorporated into the process. However, Bankmark, upon concurrence of the Bank’s Management (as outlined on Page 3, Section 2), determines the final components and sequence of events during the stock sale campaign. This includes the use of outside industry observers/speakers. This component of the Bankmark process cannot be changed without full agreement, in writing, by Bankmark. (The organizers and directors are restricted as to what they can and cannot say during the offering period).
To provide assurance that the project proceeds in a timely manner and the client has a record of important elements affecting the project, a weekly status report log is maintained by Bankmark. Copies of the log are presented weekly by the PM to the Bank’s Management. This report gives a detailed breakdown of all part-time employees, their hours and costs, any increases or changes made in the database and personnel scheduling during the events phase. This enables the Client Resource Manager to approve the previous week’s staff allocations, schedule their personnel for the coming week and make any necessary adjustments.

ADDENDUM TO CONSULTING AGREEMENT	Page 24

Monitoring the Events Performance. Upon completion of each week’s events, a thank-you letter is sent to each attendee. Accompanying the letter is an attendee questionnaire. This allows Bankmark to measure all aspects of the events process, especially the follow-up phone calls. Each week during the events process, Bankmark provides Management with an event-by-event synopsis table. This table tracks elements such as the ratios of RSVP’s to Shows and Mailed to Shows, etc. These timely monitoring tools keep Management and Bankmark apprised of all aspects of the events process.
C-2. PUBLIC AND PROMOTIONAL EVENTS
In addition to the standard investment opportunity meetings, breakfast, lunch and evening refreshments, and hors d’oeuvres, the project may require the development of public and promotional events. These public and promotional events are usually hosted by the Bank to attract specific target market segments, for example:
A.	Physicians — How to make money in a managed care environment

B.	Small Business Professionals w Getting your Banker to say “Yes”

C.	Events targeted to women, minorities, special interest groups, or any market segment necessary to attract investors

D.	Wealth Building and/or Financial Planning

E.	The State of the Economy and Your Business
It is not possible to determine now at the inception of this working Agreement what type of public and promotional event(s) may be necessary or how many public and promotional events will be needed. If these types of events are determined to be necessary during the development of the Capital Acquisition Program strategy or later, during its implementation, Bankmark will meet with the Bank’s Management to discuss the recommendations and develop a budget accordingly. The public and promotional events have been essential during past Bankmark projects to raise significant awareness regarding:
a.	offering circular

b.	helping close the offering circular by creating a sense of urgency

c.	creating greater visibility with businesses and professionals
C-3. GUEST SPEAKER INDUSTRY EXPERT
This working Agreement provides for the requirement of industry experts to be present during the Bank’s hosted or sponsored investment opportunity meetings. In planning for the estimated 65 meetings, Bankmark (Hudson, Steiner, and Hyzdu) may function as the industry experts. The speaker honorarium fee is $450 per investment meeting with a minimum of two meetings on a scheduled event day. To provide the Bank with the best possible coverage for presentation, Bankmark will, in addition to the scheduled investment opportunity meetings, allow the Bank to schedule and facilitate Speaker Days.

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Within the two (2) event-minimum days, the Bank may also schedule a round table discussion with six to nine guests or one-on-one meetings with Founders or significant investors. Within a Speaker Day, a schedule could be two standard investment meetings, lunch-evening, to include a breakfast round table with two one-on-one meetings, or a total of five (5) meetings during the day.
D. DIRECTOR MANAGEMENT AND STAFF TRAINING
Bankmark conducts a series of Director interactive workshops for Organizers and Senior Management, and two Management Workshops (see Exhibit #1). The objective of this workshop is to assure that each participant involved in the Capital Acquisition Campaign has current information on the industry in general and the performance of independent banks in particular. This data is consistent with the information presented at the investment meetings. Workshops are conducted at a mutually acceptable time prior to the offering effective date. These workshops take place during work hours, evenings and at least one weekend. It is imperative that those involved in the selling process be required to attend all training and sales meetings. If, after the completion of these workshops, One or two individuals require additional training, Bankmark provides for that. Notice for the workshop series is given three weeks in advance of the date scheduled. Any make-up session is conducted by Bob Steiner for a fee of $2,000 and paid at the release of funds from the impound account.
Sales meetings are very important in order to evaluate each team member’s progress, to discuss common issues or concerns, and to allow Bankmark to monitor the group’s weekly follow-up.
These meetings are mandatory and the Bank supports this schedule and allows sales team members to attend (see attached Exhibit #1).
E. DATABASE MANAGEMENT AND COMPUTER EQUIPMENT
Each Director provides the names of key contacts for potential shareholders. A role of thumb is that for every million dollars of capital needed, the Bank needs 1500 qualified names; which later become the Bank’s base for business development activity. Bankmark works with each Organizer and member of Bank Management to develop a database sufficient to meet the capital requirements. The Bank must provide sufficient physical space to accommodate the tactical support staff, computers and phones, as well as necessary parking in a safe area for all staff.
Database Ownership: Bankmark develops and manages the database with text files in Microsoft Access 2000. Upon completion of the capitalization project, the Bank may purchase MS Access (from any supplier) and Bankmark will transfer the data files to the Bank’s computer upon final receipt of all monies owed on the contract, addendum, or extensions. If Bankmark changes the database applications software during the capital campaign, the Bank may be required to buy, from a computer supplier of their choice, a single-user version of the new software. Upon receipt of final payment for the contract, Bankmark will install its customized applications on the Bank’s system only in the event

ADDENDUM TO CONSULTING AGREEMENT	Page 26

that the Bank has provided the required software to complete the conversion. During the duration of the project, Bankmark will instruct one individual from the Bank. on how to access and retrieve data from the Bank’s files. This individual will be provided the security access code for the Bank’s files. No other Bank individual will have direct access to the files during the stock sale campaign. This will insure that there will be little chance of contaminating or damaging . the files. The Bank will be provided a “How-To Guide” in the capabilities of their new database at the end of the project.
The parties have executed this Addendum to be effective as of August 8, 2007 (the “Start Date”).

Bankmark	de novo Bank Project (Phoenix- Scottsdale, Arizona)

Dan Hudson, Owner	Bob Adkins, Representing the Organizing Group
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ADDENDUM TO CONSULTING AGREEMENT	Page 27

Exhibit #1
The Director’s Pack
A series of interactive workshops
Facilitated by Bankmark
Bankmark is committed to preparing its clients to best formulate and implement the strategies and actions, which will ensure that the resources of the organizers of de novo banks are expended in the most efficient and cost effective fashion. To that end, as part of Bankmark’s Capital Acquisition Program, we have developed a series of workshops which prepare the proposed Organizer/Director/Management to deal effectively with not only the placement of stock, but the critical issues and skills required to Catty out their duties and responsibilities as representatives of their shareholders and depositors.
The series is designed to raise the participant’s awareness and to guide, educate and expose them to the critical skills and competencies necessary to not only successfully place the stock, but to make sound decisions and lead the Bank to profitability after it opens. Below is a brief description of each workshop:
♦ Director Orientation: (Workshop #267-DO) This series of five workshops is designed to prepare the Organizers and officers how to most effectively participate in the Capital Acquisition campaign. During these sessions, we set the tone of the campaign and define the stock placement methodology. The program is designed to enable the participant to become comfortable with the tools available to them, to anticipate the prospective shareholders questions, and move comfortably to close the sale. The content is designed so that the “non-salesperson” will quickly reach a level of comfort when discussing the Bank’s investment opportunity. The length of each session is approximately 4-6 hours and scheduled at the convenience of the client.
Session #1 — The Basics
•	Sponsors, criteria, profile and locations for an investment meeting

•	The anatomy of a typical investment meeting

•	An overview of the banking industry in the State

•	Current trends in community banking

•	Selected operating data of solid performing community banks
Session #2 — The Nitty-Gritty
•	Developing a common language

•	Reaching consensus on the approach to industry and local issues

•	Commonly asked questions (and the effective responses)

•	Overcoming objections to the sale

EXHIBIT #1 TO CONSULTING AGREEMENT	Page 28

Session #3 — Closing Techniques (2-3 weeks into the campaign)
•	Progress review and table exercises designed to share experiences and help each organizer to better present and interact with prospective shareholders and close the sale
Session #4 — Make-up Session
•	For those who may have missed a previous workshop, or for those who want a “refresher”
Session #5 — The Partner Session
•	A special session for the organizer’s “partner” (i.e., husband, wife, or significant other). The organizer’s “partner” may well be involved in hosting an investment meeting, developing lists of potential attendees, etc. For those who may not be directly involved, at the very least they will be somewhat affected by the Organizer’s time commitment during the stock sale. Therefore, it helps them to have some understanding of the commitment. process and implications of the capital campaign. (Attendance is optional and usually centered around a lunch). It is approximately 2 hours in length .
♦Director 101: (Workshop #303) Designed for the proposed director who has not previously been involved in guiding the destiny of a financial institution. This is an overview utilizing workbooks, supporting documents and regulatory guidelines, which enable the director to prepare for the duties and responsibilities they have accepted. The length of the session is approximately 4-6 hours.
The critical issues covered:
•	Understanding the operating environment

•	Working with the regulators

•	Working with and retaining quality management

•	Monitoring operations

•	Operational “Red Flags”

•	Committee assignments

•	Understanding the regulatory “Alphabet”

•	Serving the community needs (CRA)

•	Continuing director education
♦ Care and Feeding of Your Directors: (Workshop #313) Designed for the officers and senior staff to help them deal effectively with the organizing group both during the organizational phase as well as after the Bank opens. For those who have been previously involved with a community bank board, this serves as a review. For those who have not, it is basic training for better understanding the motivations and mind-set of the type of individuals who are typically the driving force behind a new bank. This is an

EXHIBIT #1 TO CONSULTING AGREEMENT	Page 29

exercise in developing the most effective way to deal with your directors on a day-to-day basis. Length of this session is approximately 3-4 hours.
The core topics:
•	Whose bank is this anyway?

•	Two different worlds

•	Is there really a common vision?

•	What do they bring to the table?

•	What do I bring to the table?

•	Is director education good or evil?

•	The whole should be greater than the sum of the parts
♦ The Service Imperative: (Workshop #156-S1) Designed to focus the group’s attention on the specific reality of delivering quality service. So much is said about the promise of quality service yet service does not develop in a vacuum. Through a series of group exercises, the organizers and officers look beyond mere words and labels to reach consensus regarding the specific standards and guidelines necessary to actually deliver on the service promise. The length of this session is approximately 5-6 hours. Major topics:
•	What does the customer want?

•	What does the customer need?

•	What barriers must be overcome?

•	What are the solutions that must be implemented?

•	Reaching consensus

•	Gathering and applying demographic and psychographic data

•	Developing the marching orders
♦ Developing the Brand Identity: (Workshop #201-M) Designed to work through the process of naming the Bank and developing the Bank’s identity. We will take the participants through the fundamentals and principals associated with developing and defining the brand. This workshop also covers the complexities of financial services marketing, and the importance of building a culture within the organization. The central issues in this 6-hour workshop are:
•	What’s in a name? (a.k.a., the naming process)

•	How to define the brand and build brand culture into the bank

•	How to best understand and define who we are

•	When is local too hokey? It is a national product...financial services

•	Conducting a competitive analysis

•	Famous brands: how they develop over time (i.e., Nike, Apple, Krispy Kreme, Harley

•	Davidson, GE)

•	The Brand extends beyond the Logo

•	Where community banks miss the mark in branding

EXHIBIT #1 TO CONSULTING AGREEMENT	Page 30

•	Marketing, Advertising, and Branding ... Which one is it anyway?
♦ Strategic Focus: (Workshop #145-SF) [Optional] Designed as the precursor to the development of a comprehensive strategic operating plan. This workshop takes the group through an overview of the critical components of a strategic plan. The group’s regulatory application is used as a basis for formulating the level of strategic thinking necessary to move the organization from the speculative/formative stage to the implementation/realization stage. This is a focus on the “how,” rather than the “what” of an effective set of marching orders. In addition, through a series of table exercises and group discussions, the group reaches consensus on the importance of the critical issues that will successfully drive the Bank. The length of this session is approximately 6 hours.
Central Issues:
•	The group’s core values

•	The group I s vision

•	The Mission statement

•	How to define goals and objectives

•	The Board’s expectations

•	Management’s expectations

EXHIBIT #1 TO CONSULTING AGREEMENT	Page 31

Exhibit #2
The Chartering Process
Facilitated by Bankmark
First 4 months:
o	Organizer Group/C.E.O., executes Pre-Inc. and Bankmark Agreements, retains Legal Counsel

o	Sub-Committees begin work (Site/Facilities, Personnel/Compensation, Technology, Mktg.)

o	Local/regional econ.. Articles, demographic studies, community ltrs. of support, collected)

o	Letter(s) of intent are solidified for site(s)

o	Primary Regulator choice made

o	Organizer group closed out

o	“Red Folder” meeting held to begin gathering necessary Fin./Biog Info. from Organizers

o	Application construction begins (Mgmt & Charter Capital Services/Bankmark)

o	Organizers are interviewed/fingerprinted as Biog./Fin. pkg’s are finalized
Months 5-9:
o	Compensation Committee structures Employment Agreements for/with Exec. Mgm’t

o	Stock Option I Warrant Plans for Insiders (& Public) are developed w/ legal counsel

o	Art’s. of Incorp, By-Laws, etc. executed

o	Correspondent Bank (for Organization Loan, Offering proceeds escrow, etc.) selected

o	Chief Financial Officer comes aboard

o	Policies (Loan, CRA, Funds Mgm’t.; Audit, etc.) developed/approved by Mgmt./Board

o	Vendor Selections: Core & Item Processing; Internet Provider; Online Bkng.; Fin. auditors;

o	P&C/D&O insurance carriers; financial printer, etc.

o	Pre-Filing Meeting w/ Regulators

o	Final Application exhibits collected (e.g.; Hist. Presv. clearance, all contracts/legal doc’s.)

o	Draft Prospectus/Subscription agreement/Other Offering materials prepared

o	Application completed & submitted, Legal Notice of Application Filing published

EXHIBIT #2 TO CONSULTING AGREEMENT	Page 32

Months 10-13: — Bank is “Proposed”
o	Regulatory Review Period (Background checks completed; Field Visits occur, Exec. Mgm’t. responds to add’l. info. requests, etc.)

o	Finalize Offering & Stock Marketing materials for printing
Months 14-15: — Bank is “In Organization”
o	Permission to Organize (i.e., secure capital) granted

o	Offering & Stock Marketing materials printed

o	Capitalization process (30-70 stock sale meetings)

o	Prep. for opening (arrange for installation of systems, training, supply acquisition, etc.)
Month 16: — Bank is now “Chartered”
o	Charter Granted

o	Notice of proposed opening day sent to regulatory authorities

o	Pre-Opening (Regulatory) Site Examination

o	System(s) Installation, personnel training, etc.

o	a First Board/Shareholders Meeting(s) held // stock cert’s, warrants, etc. issued
Month 17: — Bank is “OPEN” (Margin of error: 60-90 days)

EXHIBIT #2 TO CONSULTING AGREEMENT	Page 33

Exhibit #3
Bankmark de Novo Services
•	Proving the need for a new bank in the market
o	Economic and demographic data and competitive analysis (expanded from the original market assessment document)

o	a Site selection and demographics
•	Application preparation
o	Review and preparation of required materials for submission to regulatory agency (i.e. Red Books)

o	Development of business plan
▪	Bankmark supplies the template for fmancials required for filing that management must develop specifics on

▪	Bankmark supplies current banking policies template for management and committees to personalize for the bank

▪	Introduction to necessary banking system providers (i.e. technology firms, etc.)

▪	Guidance and direction in the formation of committees both temporary and standing to perform their required roles during the application process

▪	Bankmark does not write the business plan
•	Project Maintenance
o	Ongoing meetings as needed to address issues and concerns (may include attorneys and/or regulators governing the process)

EXHIBIT #3 TO CONSULTING AGREEMENT	Page 34

ECONOMIC AND APPLICATION AGREEMENT:
This agreement made and entered into this 8th day of August, 2007, by and between Bob Adkins representing the T & E Holding Inc. of Phoenix-Scottsdale Arizona (hereinafter referred to as “Client”), whose mailing address is 702 Ash Street Lobby Level, San Diego, California 92101 and Dan Hudson, dba Bankmark (hereinafter referred to as “Consultant”), whose principal office is located at 5015 Addison Circle Drive, Suite 511, Addison, Texas 75001.
     IN CONSIDERATION of the mutual agreement herein contained, it is mutually understood and agreed by and between the parties as follows:
I. NATURE OF SERVICES
     A. The Consultant is hereby authorized to proceed with the engagement as detailed in EXHIBIT A, which is considered an integral part of this Consulting Agreement, a copy of which is attached.
     The exact scheduling and extent of any additional actions relating to the project will be determined by mutual agreement between Client and Consultant, in writing.
     In addition, the Consultant may from time to time be requested to participate in other related activities. In such cases, the Consultant and Client will mutually agree as to whether they are included or stand outside this agreement.
     B. All normal business expenses incurred by Consultant, including, but not limited to, telephone, travel and the like, are considered incidental expenses and are included with the contract limit amount of $85,000. All other business expenses must be pre-approved by the Client in order to qualify for reimbursement.
     C. Consultant agrees to use his best efforts in conducting all of the activities referred to in this Agreement.
     D. The Client agrees to supply the Consultant with all necessary data and required computations in the specific formats that may be requested by the Consultant at various points during the term of this agreement.
     E. Nothing contained herein shall be construed to create the relationship of Employer and Employee or Agent and Principal between the Client and Consultant. Consultant shall conduct his business as an Independent Contractor and shall have no authority to create, alter Dr amend any agreements or representations on behalf of the Client, or to incur any liabilities for the Client. Consultant acknowledges that he is not an employee of the Client, and said Client is not obligated nor charged with the responsibility of withholding income taxes from any commissions due the Consultant, nor is the Client obligated to pay Social Security, Taxes, nor FICA taxes upon or for the Consultant.

ECONOMIC AND APPLICATION AGREEMENT	Page 1

     F. Consultant agrees to adhere to fair business principles and comply with all Federal, State and local laws and regulations, either existing or pending. Consultant further agrees to file applications for licensing, bonding, or other permits, and to pay all fees pertaining thereto as may be required by any regulatory body.
II. SOLICITATION AND TERMINATION
     A. Consultant agrees that he will not issue, distribute, or circulate any advertising or promotional material, circulars or pamphlets relating to the Client unless and until it has been authorized and approved in writing by the Client. The Consultant shall withdraw any said material and discontinue its use immediately upon the Client’s written request to do so.
     B. This Agreement may be terminated by either party upon written notice. Upon the giving of said notice, the Client shall cause to be paid to Consultant any monies due to Consultant, as herein provided, and Consultant, in turn, shall reimburse the Client for any monies, if any, be it advanced and not earned. The Consultant agrees that all files, records, documents, and other similar items, whether maintained in hard copy or electronic form, relating to the Client’s business and the Consultant’s work for the Client, and paid for by the Client are exclusively the property of the Client. All such material shall be delivered to the Client upon termination of this agreement. Proprietary software and other materials that were created and owned by the Consultant prior to the start of the project will remain the property of the Consultant.
III. COMPENSATION
In consideration of the services performed hereunder by Consultant, Client will pay Consultant an amount based upon the work outlined in EXHIBIT A (attached) not to exceed that amount listed in EXHIBIT A. The terms and conditions listed in EXHIBIT A are considered an integral part of this Consulting Agreement.
The above referenced fees shall constitute the only source of compensation to Consultant by Client.
IV. CONTRACT ENFORCEMENT
     A. This agreement constitutes the entire agreement about understandings between the parties and supersedes any and all other agreements between the parties.
     B. No remedy granted to the parties by virtue of the Agreement shall be exclusive of any other legal or equitable remedy available to the patties existing by laws of statute.
V. MISCELLANEOUS
     A. The parties agree and intend that all questions concerning this Agreement, including the validity, capacity of parties, effect, interpretation and performance, shall be governed by the laws of the State of Arizona.

ECONOMIC AND APPLICATION AGREEMENT	Page 2

     B. The rights, privileges, duties and obligations of both the Client and Consultant to each other shall be limited to those specifically set forth herein.
     C. This Agreement d the terms, conditions and obligations herein contained, shall be binding upon the parties hereto, their assigns, transferees, heirs and legal representatives.
     D. This Agreement shall not vest in Consultant, his heirs, estate of legal representatives, any right, title or interest in any assets in the Client itself, its name, good will, or other market business activities, other than as set forth in this Agreement and only for so long as the Agreement has not been terminated, and no longer.
     E. This Agreement and the attached EXHIBIT A, constitutes the complete Agreement between the Consultant and the Client. No representation or promise, either oral or written, have been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement. It is the intention of the parties that they would have executed the remaining portion of this Agreement without herein including any portion, which may hereafter be declared invalid.
     F. The forbearance or neglect by either party to insist upon the performance of this Agreement, or any part hereof, shall not constitute a waiver of any tights or privileges.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.
     THE FOREGOING IS HEREBY AGREED TO:

BY:	T & E Holdings	BY:	BANKMARK

DATE:		DATE:

ECONOMIC AND APPLICATION AGREEMENT	Page 3

EXHIBIT A
OVERVIEW OF ENGAGEMENT:
     The basic components of the assignment include the following main elements:
♦	General Consulting (Strategy development)

♦	Prepare materials for, and attend, pre-filing meeting(s) with Regulators

♦	Meet with proposed Directors to assist in completing their interagency financial and biographical application forms

♦	Interview individual Organizers to discuss their duties, responsibilities, etc .

♦	Develop the Business Plan (in concert with Management & Executive Committee) including the pro-forma projections

♦	Prepare the complete new Joint Agency application (revised March 2002) for a Commercial Banking Charter, with the appropriate State Department of Banking, Office of the Comptroller of the Currency (OCC) and FDIC

♦	Assistance in the preparation of other required materials including, but not limited to:
▪	CRA Statement

▪	State historical/environmental determination of sites selected for bank facilities • Salient published legal notices

▪	Monitor regulator processing of applications

▪	Comply with all requests by Regulators for clarification and/or additional data
TERMS OF ENGAGEMENT:
1)	Provide Management/Directors with a course of action required to complete the regulatory applications.

2)	Provide Management & Executive Committee with a specific outline of information required for the appropriate State Department of Banking, OCC and FDIC.

3)	Prepare Director/Organizer Interagency Financial and Biographical Forms and other required materials
a.	Distribute and collect all required regulatory “forms” with appropriate supplemental instructions

b.	Conduct a meeting with Directors/Organizers to review the required information needed to complete all forms

c.	Answer individual Director/Organizer CONFIDENTIAL questions and consult with their legal counsel, if necessary, on selected matters
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d.	Review and edit completed Director/Organizer forms for accuracy and completeness

e.	Follow up with Directors/Organizers for form content clarification and additional information

f.	Prepare finalized biographical and financial forms for Director/Organizer final review

g.	Ensure that all fingerprint cards are correctly prepared for both agencies

h.	Prepare and review all regulatory release forms

i.	Examine Director qualifications and related experience

j.	Prepare Director job description and responsibilities

k.	Conduct individual Director/Organizer interviews to review and clarify:
i.	Prior financial institution experience

ii.	Other financial field related-experience

iii.	Other organization Board experience

iv.	Community/Professional involvement

v.	Individual contribution as a potential board member

vi.	Other relevant experience/contacts; etc.
4)	Prepare Management Section
a.	Assist Management (“team” if applicable) in presenting his/their separate and combined qualifications
i.	Review résumé’s for review, update, and revision

ii.	Banking Experience (specifics re: lending, operational, and/or administration background, etc.)

iii.	Direct and Indirect Board Experience

iv.	Independent Bank and Marketing Experience

v.	Prepare Job Description and Vitae for Senior Management candidates
5)	Prepare Facilities Information relating to:
a.	Physical Location

b.	Site and floor plans

c.	Tentative purchase/lease agreement(s)

d.	Tenant improvements

e.	Purchase/lease of Furniture, Fixtures and Equipment

f.	Related parties involvement with the premises and/or FF&E

g.	State-National Historical determination

h.	Zoning and environmental effect
6)	Develop, with Management & Executive Committee, the Business Plan including:
a.	Reflection of Director/Management Philosophy and marketing strategy

b.	Management expertise and utilization

c.	Director expertise and utilization
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d.	Market analysis
i.	An overview of the market and opportunities

ii.	Current demographics

iii.	Specific Goals and Objectives

iv.	Market growth and composition of “target” sectors
e.	Proforma Financials (3 years, by quarters) in concert with Management
i.	All supporting schedules
f.	Peer Group Comparisons

g.	Assumptions and Footnotes
7)	Prepare Capital Adequacy Analysis

8)	Prepare the Required Proposed Market and Economic Information
a.	Develop supportive market information relative to the Strategic Market Plan

b.	Information in support of regulatory “Convenience and Needs” requirements

c.	Current area development and projected economic growth data

d.	Statistics and other information regarding lending needs of the new bank’s market(s)
9)	Prepare Competitor data and analysis:
a.	Prepare competitor/peer group data and trends
10)	Prepare Miscellaneous Information Regarding:
a.	Correspondent banking relationships

b.	Guidance in preparing, and review of; regulatory mandated policies manuals

c.	Director Board and Committee duties and assignments

d.	Risk Management Coverage (insurance)

e.	Data Processing plans: vendor, in-house, etc.

f.	Other relevant information
11)	Summary and Conclusions Regarding the Application’s Merit, Strengths, and Market Position

12)	Miscellaneous and Related Consultant Responsibilities
a.	“Packaging” of the applications (printing, proper format, required number of copies, etc.)

b.	Interface with Office of Historic Preservation regarding historical determination of sites

c.	Address zoning and environmental concerns

d.	Provide required Legal Notices for Newspaper publication

e.	Coordination with regulatory agencies and other Consultants

f.	Follow-up and monitoring of regulatory agencies

g.	Provide regulators with clarification of critical issues when requested

h.	Provide Organizers with regular updates and status reports regarding the application progress.
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TIMING
TIME IS OF THE ESSENCE. THEREFORE, DUE DATES RELATING TO THE PROJECT TIME LINE ARE DEPENDENT UPON THE TIMELY COMPLETION AND SUBMISSION OF ALL MATERIALS REQUESTED BY THE CONSULTANT. As this is the case, the application could be ready to submit to the regulators within 75 days from the signing of this agreement, the tendering of the initial payment and the completion of ALL requested Organizer/management data, information and responsibilities. Any delay in the receipt of necessary information or the submission of incomplete or inaccurate data by the Client will cause a delay in the above described application process. It is therefore imperative that all Organizers meet their obligations and respective deadlines.
FEE SCHEDULE:
The fee, for performing the above detailed consulting service is based upon the placement of a head office in Phoenix-Scottsdale, Arizona plus a separate banking office in another location within the state of Arizona to be mutually agreed upon by the Client and Consultant, is $85,000, This includes processing a maximum of twenty (20) organizers, excluding management. Additional organizers approved by the Chairman can be included in the application at a cost of $300.00 each.
▪	Payment #1 of $25,000. is due and payable upon signing this agreement.

▪	Payment #2 of $20,000. is due and payable within 10 days of pre-filling agreement.

▪	Payment #3 of $20,000. is due and payable within 10 days of the date the Consultant files the Joint Interagency application with the regulatory agencies.

▪	Payment #4 of $20,000. is due and payable upon the funding of the organizational loan, or upon sell funding, whichever occurs first.
Let it be clearly understood that the consulting service rendered, is not a guarantee that the regulators will approve the application. Therefore, any payment to the Consultant is not based upon whether the application is accepted or approved by either the State Department of Banking for which the application is rued, the OCC, or the FDIC. Notwithstanding the above, Consultant shall provide an accurate and complete application as required by said regulators in a professional form as required by said regulators.
Out-of-pocket expenses:
Client will pay for the cost of the postage/delivery, copying and binding of all documents required by the regulators and any additional copies the Client may wish. The Consultant will provide, at no cost to the Client, one copy of each
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Director/Organizer’s personalized and confidential data and one complete copy of the application for the corporate files.
Travel expense:
The Consultant will absorb the full cost of travel and lodging for up to five (5) necessary on-site visits during the process of completing the required application. The visits will be of such duration as to maximize the work to be accomplished. The final three on site visits by the Consultant will be coordinated and approved with the Chairman in order to minimize the need for any additional visits. The travel expense for all additional visits will be borne wholly by the Client.
Let it be further understood that if for any reason the Client chooses to or causes the project to abort, fees will be charged on an hourly basis. Such fees will only be charged on that work performed BEFORE the date of receipt of official notification (verbal, followed by written confirmation) in lieu of the fee schedule described above. Expenses incurred to-date of discontinuance of work also will be billed. The fee charged under such a condition will be based as follows:
▪	Analysis and preparation of applications, Regulator meetings/Tele-conferences, development of the Business Plan and, economic research/analysis, and Management consultation, @ $150/hour

▪	Preparation of Director biographical and Financial forms @ $100/hour

▪	Coordination, auditing and validating materials for the application @ $75/hour;

▪	Computer input, proofreading, etc., @ $35/hour.

▪	As motivation for both parties to fulfill their duties and responsibilities and ensure that the project will proceed expeditiously, the following terms and conditions are therefore incorporated into this agreement.

▪	The Organizers will return completed biographical and financial forms to Consultant within 15 days of receipt of such forms.

▪	The Organizers will respond to requests for information in a timely manner and will review, sign and return the final submission copies of all documents within 7 days after the Consultant’s review and preparation.
Site (location) information and tentative lease(s) will be available by the 70th day from signing this agreement (the FDIC, in particular, reviews the location leases very closely).
The work will be performed by Bankmark’s Internal Research Department and possibly (in total or in part) by the following Consultants:
♦	Robert Steiner, Steiner & Associates

♦	Bobbe Sigler, Management Consultant

♦	Bryan Hyzdu, Management Consultant

♦	Wendell Brock, Management Consultant
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♦	Doug Critchfield, Critchfield & Associates

♦	Ben New, Management Consultant
All those listed above are either current or former bankers with experience in executive banking positions, and have all been part of the application process.
To expedite, facilitate and enhance the application process, Bankmark reserves the right, based on the project’s needs and complexities, to assign said specialists as previously mentioned, all of which have in-depth experience in the preparation of de novo bank applications and are currently working with Bankmark on other projects. Bookmark, from time to time, may add other specialists as deemed necessary to complete the work in a timely manner. Bankmark warrants that these individuals will have comparable experience to the associates listed above and will have the ability to complete the task at hand.
“OPT OUT CLAUSE”
Bankmark’s primary responsibility in the scope of the engagement is to provide project management, resource identification and resource management in conjunction with the Client and facilitate capital acquisition phase of the project. We (Bankmark) will provide an outline of the first objectives to be completed at the onset of each project phase. We will review and prioritize these tasks and programs with the Client. The Client, in turn, agrees to use good faith, best effort and judgment in the completion of all tasks set forth. More importantly, the timeline in which the Client shall complete the objectives stated herein are of critical importance to the success of the Bankmark process. The Client’s inability to comply with Bankmark’s process, including but not limited to, inability to provide requested information, will greatly impede Bankmark’s process, and therefore success rate. Bankmark cannot be held responsible for delays caused by Clients inability to meet time deadlines, or Clients unsuccessful completion of the Capital Acquisition Process. In the event of any of late occurrences, Bankmark will, in detail discuss delays with the Client, and provide a written solution to which the Client must adhere within 20 days of dated document. Failure to do so will result in Bankmark instating “Opt Out” Clause, with no further penalties or expenses due to Bankmark or Client. All monies previously paid for services rendered shall be considered non refundable. All monies due Bankmark shall immediately be payable upon termination of this contract under this clause. Client will be held responsible for all fees due up to the date of Termination of this contract, under the “Opt Out” Clause. The “Opt Out” will be provided in writing, and will be effective immediately upon Client receiving certified documentation. Bankmark requests Client signs “Mutual Release”. Any claim. or controversy that arises out of or relates to this agreement or the breach of it shall be settled in arbitration in accordance the rules of nearest local office of Judicial Arbitration Meditation Service (JAMS).
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The details of this Exhibit ate hereby acknowledged and agreed to by both parties and are thus an integral part of the foregoing Economic and Application Agreement.

By:	Date:

For the Client

By:	Date:

For the Consultant
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Senior Management Recruitment Addendum
Bankmark will begin immediately consulting with T & E Holding Inc., the Organizing Group of the de novo Bank Project in the communities of Phoenix-Scottsdale, Arizona. The interim agreement allows Bankmark to begin work on the items listed in the attached Consulting Agreement Section I – Scope of the Engagement and referenced herein. Specifically, this interim agreement enables Bankmark to begin the process concerning the identification and recruitment of a qualified Management Team. Bankmark’s focus will be for the position(s) of:
1.

2.

3.
Bankmark will work with executive committee and personal committee to assure they review a sufficient number of qualified individuals so as to have 2-3 final candidates to select from for each position. We will meet with each committee to help committee members interview and evaluate the qualifications of each individual needed to satisfy the documentation needs of the application requirements. Bankmark’s recruitment fee is $18,000.00 per individual/position filled, to be paid as follows (for each position recruited for):
•	$9,000 per position due upon acceptance of the interim agreement

•	$9,000 per position due upon formal offer made to the candidate by the Organizing Group.
This agreement will become part of the Consulting Agreement at such time it has been adapted by the Organizing Group.

Bob Adkins of the Organizing Group	Date
T & E Holding Company, Inc.

Dan Hudson	Date
Bankmark
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Memorandum

To:	Tom Hassey, Bob Adkins & Pam Davis	Date: August 6, 2007
T & E Holdings
San Diego, California Bank Project
From:	Dan Hudson, Bankmark

Re:	Contract Addendum to Master Agreement (ECCA00003)

Per our discussion last Friday with Bob Adkins and Pam Davis, who represent management with T &E Holdings, Bankmark has agreed to provide the bank holding company a 7% earned discount at the completion of the second bank project to be applied towards line item #21 in the pre-opening budget (Bankmark professional fees). This earned discount will apply towards both projects San Diego, CA and Phoenix/Tucson AZ. Upon the completion of bank project #3 (greater Dallas, Texas Area) the earned discount will be extended to all three projects for a total of 10%.
Per the original consulting agreement (ECCA00003) and estimated pre-opening budget (ECCA00002), the capital acquisition goal is set at $20-24 million and the according Bankmark fee $625,000. Upon completion of the second project Bankmark Fees will decrease by $43,750.00 from $625,000 to $581,250.00 for each project completed. At the completion of the third project, fees will be reduced from $625,000 to $562,500 for each project.
There are no other discounts or changes in the fees outlined and prescribed in the budgets or contracts for the work to be performed. This addendum must be executed no later than [day of the week], [month, day and year].

T & E Holdings	Date

Dan Hudson, Bankmark	Date
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The Graphics Development Program Addendum
     This Addendum to the Master Consulting Agreement (TSAZ-00003) is entered into on this ___ day of                     , 2007, by and between Dan Hudson acting under the name of Bankmark & Financial Marketing Services (“Bankmark”), with offices at 5015 Addison Circle Drive, P.O. Box 1154, Addison, TX 75001 and United Business Holdings representing the Phoenix-Scottsdale Arizona Bank Project with organizational offices at 702 Ash St. Lobby Level, San Diego, California 92101.
The parties hereby agree as follows:
1) The Graphic Development Program (GRDP) previously agreed upon in the Master Consulting Agreement (TSAZ00003) begins at the signing of this addendum and will commence as outlined in the supplemental discussion guide (TSAZ00006) attached to this addendum. The fees schedule, paid by the Bank to Bankmark, is as follows:
•	$9,000 due at signing

•	$9,000 due at initial presentation of logos

•	$9,000 due at completion of print mechanicals

•	$8,000 due at FINAL Completion
Upon final payment of all invoices that support the Bank’s Master Consulting Agreement, copyright of the Bank’s identity and all its supporting materials outlined herein transfer to full ownership of the organizing group and the Bank. Rights of reproduction transfer to the Bank upon receipt of final payment of all invoices. Bankmark retains the right to present these materials in its printed and electronic portfolios.
2) External & Internal Printing estimated in the Master Budget (TSAZ00003, Line Item 27, Line Item 26) will commence upon completion of the GRDP as outlined in the supplemental discussion guide (TSAZ00006) attached to this addendum. The estimated fees for these items shall be invoiced and paid by the Bank as outlined in the aforementioned supplemental discussion guide.
3) Various Shipping Costs outlined in the supplemental discussion guide have clearly determined the shipping costs that are the responsibility of the Bank and the shipping costs that are the responsibility of Bankmark. Each party agrees to reimburse, in a timely manner, the other party should the need arise, for any shipping costs paid for by one party that belonged to the other.
4) The Marketing/Promotional Items briefly discussed herein will be outlined in greater detail at a later date.
5) The Bank’s project budget, attached to this addendum, has been updated and/or revised to accommodate the Bank’s current project timeline in relation to the expected regulatory approval and subsequent capital campaign.

The Graphics Development Program Addendum	Page 1

The parties have executed this Addendum to be effective as of October 26, 2007.

Bankmark	de novo Bank Project

Dan Hudson, Owner	Bank Representative

The Graphics Development Program Addendum	Page 2

Comments:

The Graphics Development Program Addendum	Page 3

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into on this                       day of                      , 2007, by and between Dan Hudson, acting under the name of Bankmark & Financial Marketing Services (“Bankmark”), with offices at 2050 Quorum Drive, Suite 700, Dallas, TX 75254 and Ed Brand, representing T & E Holding Inc. of San Diego County, California with organizational offices at 2821 Pasa Tiempo Glen Escondido, CA 92025. Other references made to the term “Bank” represent the de novo bank and its organizers (the “Organizers”).
The parties hereby agree as follows:
1. SCOPE OF THE ENGAGEMENT
Bankmark’s primary responsibilities within the scope and term of the engagement are to provide project management, resource identification, and resource management in conjunction with the client, and to facilitate the capital acquisition phase of the project. Bankmark’s role during the organizational phase is usually, or can be:
•	Presentation to core group members describing what is involved in establishing a bank and working through such issues with new prospective organizers/directors. It is Bankmark’s previous success rate, performance, and clear understanding of the process that is articulated during these meetings. The engagement of a consultant that has successfully assisted numerous clients through the bank chartering process provides the credibility that most potential organizers are seeking before they become engaged in a project. Bankmark provides a new group the ability to say, “We have with us as partners a firm that has been there, done that... recently and repeatedly.”

•	A diverse group of industry experts in all areas required to open a bank: corresponding bank relationships, project financing, equipment, technology, legal, accounting, operations, and facilities that are capable of providing a turnkey bank with custom features or select needs based on specific client request. It is important to realize that opening a bank is a far more complex process that requires a different skill set than managing an existing bank on a day-to-day basis.

•	Over the years, and especially more recently, organizers, directors, and management continuously infer we “help them see around the corner.” In other words, at any point during the process, we are able to advise our clients as to what’s ahead and the impact of options being considered or plans in the queue. This process allows clients to more thoroughly evaluate each element under consideration. Thus, each alternative selected should produce the result desired by the Bank’s organizing group. If necessary, the group is encouraged to visit banks that have recently opened to better understand the impact and ramifications of their own decisions.

•	Bankmark provides project management and tools, which allow the group to obtain information concerning its area of expertise or assignment in the project management process. Our client bank project management programs use our most recently

1

completed projects’ timeline information as baseline data. This process assures all elements to opening in a timely manner and within budget.

•	Bankmark will provide logistics and support at each Bank location by trained Bankmark staff for the Bank’s management and administration of its contacts. An important effect of the Bankmark process is that the Bank’s professionalism is enhanced. This may have a positive impact on the Bank’s prospects for regulatory approval and its capital acquisition program.

•	Determination of charter and review of new filing procedures by the Office of the Comptroller of the Currency (OCC) & FDIC in conjunction with the organizing group.

•	Discussion of facilities/locations.

•	Legal representation review and discussion of which firms have processed the last several successful applications.

•	Pre-opening budget discussion and review.

•	Identification and recruitment of a qualified management team for review with personnel committee and Board of Directors.

•	Preparing & building the management team for presentation to the regulatory agencies and submission of the application process:
✓ What role played during the organization phase

✓ What role played when the Bank opens

✓ When the management team starts...ideally
Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. Bankmark is not an agent for the de novo bank, and does not make representations as an agent or otherwise for the Bank.
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2. CONSULTING FEES
Bankmark will design a marketing campaign to strategically support the Bank. Bankmark’s professional fee for services is as follows:
•	The consulting fee for facilitating a marketing campaign to support the Bank and for providing logistics and administration for the Bank’s public offering is $625,000. This is the total fee and there are no contingencies, commissions or other variable payments regarding its payment. All fees are due and payable in advance of the month the work is to be performed. All invoices for such fees and expenses are due no later than the third business day from receipt of invoice.
•	Bankmark may, from time to time based on project financing, defer a portion of a specific payment(s). At Bankmark’s discretion, the Bank will be notified as to when the deferred amount is due. Should Bankmark adjust the budget and defer payments, this is not a forgiveness of said debt; it is a payment adjustment to assist in the cash flow management of the project initiated to support the organizing group. If a deferred payment plan is the agreed upon course of action, a new payment schedule will be created and signed by both parties (Bankmark & San Diego Group of California). However, should the contract terminate for any reason and the payment schedule has been adjusted from the original agreed schedule, the remaining balance owed, if any, will be based on the original payment schedule in this agreement. The final payment of all past due amounts will be confirmed 1 month prior to termination of contract and will be outlined in the mutual release agreement to be signed by both parties.
•	The fees shall be paid in the following incremental amounts:

			Paid
Payment # 1	$10,000	Month 1	3/7/07
Payment # 2	$10,000	Month 2	4/11/07
Payment # 3	$15,000	Month 3	5/14/07
Payment # 4	$15,000	Month 4	6/10/07
Payment # 5	$30,000	Month 5	7/10/07
Payment # 6	$30,000	Month 6	8/15/07
Payment # 7	$30,000	Month 7	9/14/07
Payment # 8	$40,000	Month 8	10/12/07
Payment # 9	$40,000	Month 9	11/15/07
Payment # 10	$40,000	Month 10	12/14/07
Payment # 11	$40,000	Month 11	1/15/08
Payment # 12	$40,000	Month 12	2/15/08
Payment # 13	$40,000	Month 13	3/15/08
Payment # 14	$40,000	Month 14	4/14/08
Payment # 15	$40,000	Month 15	5/14/08
Payment # 16	$40,000	Month 16	6/17/08
Payment # 17	$45,000	Month 17	7/21/08
Payment # 18	$45,000	Month 18
Payment # 19	$35,000	Final payment[1]

[1]	The final payment of $35,000 is due at the release of funds from the impound account, or 120 days from the effective date of the prospectus/offering, whichever comes first. It should be understood that receipt of the final payment of $35,000 is not contingent upon any conditions or performance.

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The final payment shall be considered a post-opening expense for accounting purposes. Although it appears in, it is not included in the calculated total of the estimated pre-opening expense budget previously presented to the Bank
3. EXPENSES TO BE PAID BY THE BANK

These fees only represent an estimate. As each required service is negotiated with the selected firm or individual, an agreement or purchase order will be submitted to and approved by the Bank’s management in advance of any payment or commitment to pay. These agreements will be itemized and totaled in a report to management on a monthly basis to account for monies committed or owed against the estimated budget. In each and every case where a budgeted expense may be exceeded due to necessary changes in the regulatory process, additional events, or any other requirements required to support the proposed transaction, management will pre-approve the newly revised budget before it is incurred.
Projected Costs:
Bankmark’s fees are disbursed monthly over the life of the project. Other costs are paid by the Bank but managed by Bankmark. As the Project Supervisor (PS) and/or Project Manager (PM) prepare to implement the various stages and expense items of this Agreement, they will present to the client a more detailed anticipated monthly expense of the various budget category line items of the expenses. These monthly presentations of anticipated expense will, in turn, be reviewed, with senior management or the Project’s designated representative every thirty (30) days. Items or services to be purchased on behalf of the Bank will be outlined in a contract or estimate form provided by the specific supplier and approved by Bank personnel prior to purchase of the item or service. Based on the assumption that the Bank will have to host approximately 65 investment meetings, with an average attendance of 25 attendees to meet 1,625 (minimum) qualified investors, the following costs are projected:

Project Support**	$1,000 per month
Other part time staff, or FTE (Full Time Equivalent) time, has been allocated pursuant to the project budget. Some staff members do not work on site at the organizational office, but at Bankmark’s offices in California, Colorado, and Texas. This provides consistency from project to project, access through universities for data entry personnel or other essential personnel that Bankmark does not have to hire, train, and release as a project ends. Instead it provides continuity to all Bankmark’s clients by spreading out the part time hours needed to support all of Bankmark’s projects.
For many banking professionals, not being able to “see” an individual causes concern when, in fact, it is the work to be produced in total and in relationship to the project’s needs at that specific juncture. For example, one day the data entry personnel are completely inundated with roster entry and proofing, requiring 3-4 staff members. The next day, the entire off site office group is consumed with one project. What this system provides overall, (and within a more managed budgetary process,) is the human resource component consistently on-call without inflating the on-site project staff.

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In addition to Technical Staff, Bankmark maintains Database and Project Support Staff made up of both part-time (PTE) and full-time (FTE) personnel. These staff members will not work on-site at the Bank’s Project office, but at Bankmark’s offices in California, Colorado, Texas, and New York. These individuals are employees of Bankmark. They maintain and manage the Bank’s Database and provide consistent and necessary Database and Project Support Services to the Bank at the request and under the direction of the Bank’s PM.
Computer Network System & Printers Rental Service
It is essential that the Bank’s temporary project site meet the necessary minimum requirements needed to support the Capital Campaign and the Events Phase of the organizational process. In order to maintain consistency from project to project and for the convenience of our clients, Bankmark will provide a range of Technical Support to the Bank for the duration of this agreement:
1.	Laptops/Desktops – For the Bank’s Project Manager (PM) and Events Staff (Project Site Support Staff). They are each pre-loaded and set-up with:
a.	All necessary software, hardware, and networking components and licensing

b.	The Bank’s Project Database Interface

c.	Email Account

d.	Remote Access to Bankmark’s VPN
2.	Web Hosting of all temporary sites for the term of this Agreement.

3.	Database Hosting, Support, and Maintenance for the term of this Agreement,

4.	Up to three Project site visits from our Technical Support Staff for the following:
a.	Project Site Set-up

b.	Database Training

c.	Periodic Check-up and Maintenance throughout various phases
5.	Miscellaneous hardware and Software for Project Site Set-up
Other Project Site & Equipment Requirements
(NOT included in the previous section)
The Bank agrees to provide the following for the duration of the Bank Project:
1.	Facility Requirements — 1,500 – 2,000 square feet exclusive working location to support the Bank’s Senior Management Team and the Project Staff (6-8 people).. The facility shall be secured and well-lighted for access at any time.
2.	Other Technology, Furniture, & Equipment Requirements:
a.	Several desks and the necessary number of working tables and chairs for processing the events materials

b.	Minimum of six (6) phone lines for the Project staff, which are not too heavily used by other Bank operational needs

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c.	One dedicated high-speed data line (DSL/Cable modem)

d.	One dedicated fax line

e.	One designated fax machine

f.	Work Station printer/copier (specifics to be provided) – needed for reports required to keep Organizers and Bank Management updated with current potential shareholders names and event schedules

g.	Pitney Bowes (or equivalent) postage machine •
3.	Fed-Ex, UPS, DI-IL or equivalent shipping account – for Project site needs

4.	Office Supplies — pens, pads of paper, computer paper, etc. which will be ordered by the Project Manager (PM) through the Bank’s supplier. When supplies are needed, the PM will put together a supply request form to be approved by the Bank. Upon approval by the Bank, the PM will procure the materials and maintain an inventory for the project,
The Database
Ownership
•	Bankmark owns, develops, and manages the database system and its user interface,
•	The Bank owns all contact and investment information provided by the Bank and residing within the database,
•	Prior to final payment of Bankmark Fees and upon termination of this Agreement, Bankmark will relinquish all contact and investment information to the Bank in static form (i.e. MS Excel format or equivalent).
(OR)
•	Upon receipt of final payment of Bankmark Fees for the contract, Bankmark will provide the Bank with a replica of the database system and its user interface for their continued use or conversion.
Database Development, Training & Project Support
As the Bank gets closer to filing their Bank Charter Application, a Bankmark representative will present the Database Development & Training Process (DDTP) to your entire group. At that time, we will establish goals and deadlines for each director/organizer to submit contact lists and field any questions and/or concerns regarding this process and confidentiality of the information given.
Upon beginning the Database Development & Training Process (DDTP) Bankmark provides the Bank with the following:
•	All necessary data entry and proofing services of all contact and investment information provided by the Bank to Bankmark for the DDTP and the Bank’s Capital Campaign

•	Quantitative and Quality Assurance reporting to monitor database integrity, submitted weekly to the PM for his/her PM Report for the Bank’s Management

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•	Accountability Reports for each director/organizer to monitor their individual progress and contributions to the Capital Campaign

•	Target Market Queries to support the development and execution, as well as the effectiveness of the various investment meetings during the Bank’s Capital Campaign

Graphics Program Development**	$35,000
The Graphics Development Program (GRDP) includes the following:
•	Branding Workshop, Identity Development & Bank Logo Development

•	Intranet Portal, Website Design & Maintenance

•	Stationary, event items, display boards, brochures, etc,

•	All appropriate materials to support the offering, as well as all other legal documents that support the offering
Bankmark’s Graphics Development Program (GRDP) is a key element in a successful de novo banking experience. Although it does not relate specifically to the application process, it will be tied directly to the timeline of your Bank Application. GRDP involves the “Design to Production” phase of the Bank’s graphic material necessary for the various pre-opening stages. Within the confines of this Agreement, “design to production” refers to the development of the creative materials through mechanical pre-production requirements to produce/print each individual item. It does riot include the actual expense of the massive printing, both, internal and external, that will occur once the GRDP is complete. Printing Costs, both external and internal, are discussed elsewhere in this Agreement and are listed separately on the Bank’s Pre-opening budget. The GRDP Addendum and Discussion Guide will be presented to the Bank at a later date and will provide a more detailed description of all items and services included in this Agreement relating to the GRDP. Once initiated, the entire process should last about 120 days.
The process begins with the “Developing the Brand Identity” Workshop. Immediately following the workshop, Bankmark will provide the Bank with a temporary website where the Bank’s organizing group can log on and submit Bank name ideas and interact with each other and Bankmark’s Creative Team. Bankmark will be responsible for setting up and maintaining this interactive site as part of the GREW. Approximately 6-8 weeks after the workshop, Bankmark will send one or more designated representatives from our Creative Team who will travel to meet with the Bank’s organizing group as a whole. During this time, they will make formal presentations of initial potential logo designs based on comments, suggestions, and recommendations at the workshop, as well as any other possible ideas we feel the group might be receptive to based on Bankmark’s successful tract record in the arena of marketing de novo bank’s during the Organizational & Capital Campaign Phases. Let it be understood that Bankmark’s GRDP process is designed specifically for de novo banks during their pre-opening phases. Bankmark’s expertise in this area also includes extensive knowledge of any and all State and National regulatory issues and requirements relating to marketing materials for a de novo bank prior to “In Organization” (“IO”) permission as well as during the Capital Campaign itself. Bankmark currently does not specialize in marketing of the Bank after it opens its doors to the public. Upon completion of the Terms of this Agreement, Bankmark will make arrangements to

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transfer all completed GRDP items to the Bank’s senior management as outlined in this Agreement (list page#, Section, etc...).
The Bank recognizes that there may be other “design firms” within the Bank’s community that may approach the Bank’s organizing group with offers of graphic development and marketing services. However, these individual firms do not have the expertise necessary for developing graphic material for a de novo bank project. This Agreement includes Bankmark’s GRDP and is a non-negotiable item. At the “Brand Identity” Workshop, we will bring samples of some of our previous projects for you to review.
Bankmark does not provide coaching for local design firms to understand the graphics process as it relates specifically to de novo bank charters. As a result, we have developed an “in-house” system for our bank clients. We do, however, strongly recommend utilizing local firms for the marketing of the Bank after the doors open. It is an excellent way to build strong community ties very quickly.
Project Site Support Staff*

Month 12	$12,000
Month 13	$12,000
Month 14	$12,000
Month 15	$12,000
Month 16	$12,000
Month 17	$12,000
Month 18	$12,000

TOTAL	$84,000
The staffing budget only represents a monthly estimate. As we begin the hiring process closer to the Bank’s campaign, we will present a more specific (weekly) cost per person spreadsheet for approval.
Food, Beverage, and Facilities (based on approximately 65 events)

Month 12	$8,500
Month 13	$8,500
Month 14	$8,500
Month 15	$8,500
Month 16	$8,500
Month 17	$8,000
Month 18	$8,000

TOTAL	$58,500
These amounts only represent estimates. As each month is planned in advance, the estimates will be recalculated on a per-event cost. The event costs are also tracked weekly as each event occurs and costs are posted so the PM and the client know exactly where the project stands in relationship to the budget at all times. This is a cost category tracked jointly by the client and Bankmark.

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External Printing	$25,000
•	Invitations

•	Offering circular & all the packaging

•	Letterhead, business cards, and envelopes
The quantities, paper specification, etc. will be bid out/estimated upon completion of the design phase. If possible, Bankmark will secure a local printer, provided the quality standards can be met in relationship to the budget. All print estimates and purchase orders will be signed and approved by the client.

Internal Printing**	$16,000
Internal printing is a service provided by Bankmark whereby full digital color printing is needed only during the stock sale process, such as printing of the prospectus. Because Bankmark prints these files digitally in-house, the client is afforded a cost per piece of at least 50% savings in comparison to using a “Kinko’s.” This in-house process allows Bankmark the ability to manage on behalf of the client, ordering only what is needed on a weekly basis. Therefore, our quantity counts are low.

Marketing Promotions**	$21,000
•	Presentation boards for investment meetings

•	The chairman’s’ circle/founders coffee promotion

•	Logo golf style shirts

•	Other name recognition items
The specifics (i.e., count, item, color specifications, set-up fees) will be outlined in a separate addendum for approval by Bank/project management prior to beginning the events process. This will include all design, dye-cast, set-up, production, and shipping requirements.

Speaker Honorariums**	$22,500
Speaker honorariums are paid to any qualified industry expert identified by Bankmark. Most likely, these individuals have previous experience with the Bankmark program, content and format especially as it relates to regulatory dos and don’ts. They could be Robert Steiner, Bryan Hyzdu, Dan Hudson, or any other speaker Bankmark deems acceptable. Each event fee is $450 per event (approximately 65 events). Speaker Fees are for the purpose of having industry experts present on behalf of the industry and the bank. Speakers are utilized at Bankmark’s discretion when we feel the campaign requires a push from the outside expert. Once the client becomes familiar with the presentation content and know how to field questions, Bankmark will turn the speaking over to the client on an as needed basis. Therefore, we have reduced the standard speaker budget to accommodate only the first 20 events. At the end of each 15-day period during the events phase of the project, Bankmark and the Bank will review and reconcile the speaker honorariums to be paid for that period.

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Public and Promotional Events	$8,000
Public and promotional events are events “outside of the box,” or a standard event whereby the event has a theme that is usually time sensitive and a special guest speaker has been scheduled. The event requires a broader scope and scale or marketing to draw a larger qualified audience. Any event in this category budget is planned and approved by the Bank organizers.
These projected costs are based on the following assumption:
The most important factor in holding the events cost to a minimum is to maintain a high average attendance: 1) if the Bank gets them to an event and 2) follow up to gauge their interest within 2448 hours. If the Bank’s goal is a minimum of 1,625 qualified attendees and we maintain an average attendance of 25 per event, the Bank can reach its capitalization goal upon completion of the 65 event. The caveat is the follow-up by directors and the Bank and is imperative to the success of the Capital. Acquisition Program based on these assumptions.

**Fees paid directly to Bankmark. An invoice, along with any necessary supporting documentation, will be presented to the Bank as each expense is incurred. These invoices are due net ten (10) days upon presentation.
*All items outlined in this section are financial responsibility or the property of the Bank. These amounts represent a current market estimates. An updated estimate will be provided at time of expense.
4. TERM
The contract shall expire 120 calendar days from the effective date as published on the offering circular at 5:00 p.m. unless otherwise extended by mutual agreement, in writing. Any budgetary requirements associated with the continuation of said agreement will be outlined by Bankmark and pre-approved by the Bank or the Bank’s representative before any work is continued. All extensions are in 30-day increments approved by both parties. Each 30-day extension is for the fee of $35,000. All fees for extensions are due at the beginning of the 30-day extension.
5. STAFFING REQUIREMENTS BY FMS/BANKMARK
Overall project responsibility on behalf of Bankmark will be carried out by Dan Hudson (“DH”), Business Group (“BG”), Project Supervisor (“PS”), and Project Manager(s) (“PM”). During the period of time prior to beginning the investment meetings, a senior associate for Bankmark (DH, BG, PS, or PM) will meet with the Organizers or Management Personnel a minimum of once every two weeks for a project briefing and update session. A client conference report will be provided to outline the project timeline, responsibilities and resource requirements for the upcoming two weeks, and anticipated monthly scheduling or participation required of Bank personnel or the organizing group. It is estimated that a senior associate (DH, BG, PS, or PM) will be on location a minimum of 3 days per week prior to the investment meetings beginning. The composition of Bankmark’s management team will be further defined upon project commencement.

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6. OTHER STAFFING REQUIREMENTS
All project employees will be made available by the Bank and will report directly to Bankmark’s PM. The employer of this staff will be a third-party national employment agency firm, which will be approved by the Bank and provide the Bank with a price break for budgetary purposes. It will also ensure that all local and state employment laws and requirements will be met. Their work scheduling, daily job responsibilities, and if necessary, dismissal from the project, are the responsibility of Bankmark’s PM. Prior to any dismissal of a project employee, Bankmark will review the circumstances and conditions with the Bank concerning the employee and their recommendations, if any, for dismissal. In turn, Bankmark also recognizes the importance of congeniality between project staff and the Bank. Therefore, should conflict/tension between a specific project individual and the Bank arise, Bankmark encourages the Bank to immediately bring the situation to the attention of the PS or PM so that any necessary adjustments, employee-transfers, or even dismissal/termination can be dealt with so that the flow/momentum of the project is not hindered. The determination of an hourly wage will be gauged and set by the PM based on the experience and skill level necessary to perform their job responsibilities pursuant to the requirements of this Agreement. For example, regardless of policies established within the institution, Bankmark or the organization/group will not employ $8 per-hour, fast-food, entry-level personnel for positions which require data entry and sorting skills and/or meeting the public, i.e., a skill level of $14 — $16 an hour (or prevailing wage). However, all expenditures of this nature will be within the budget described above unless otherwise agreed to by each party, in writing.
Bankmark understands that part-time/temporary staff positions with no immediately offered benefits do not always attract “top” people as prospective project employees. Therefore, Bankmark will always attempt to first “pull in” qualified personnel from other projects (whether in progress or recently completed) to staff a newly beginning project so that the level of experience and training are exemplary and consistent. A combination of experienced Bankmark personnel and new hires from the project’s immediate area equate to a well-balanced on-site team, essential to the success of the project.
It is important to note that typical “Bank” employees that may work for the institution post-charter normally do not have the skill set necessary for the type of employees Bankmark must solicit and engage to successfully perform the duties as specified within the boundaries of this contract. From time to time, Bankmark may hire college or high school students, who could potentially be siblings of directors or others close to the project. Typically, they are hired to perform what are considered “after-hours” or “summer-time” duties (see “Part-Time RSVP Callers” below). Because of the skill set necessary for the success of this project, Bankmark and client agree that the policy not to hire directors’ relatives, friends, etc., is appropriate. Hiring should be based on the skill set necessary to complete the job.
The staff’s payroll will be managed by the PM, a Bankmark person familiar with the firm that pays the employees. Invoices are processed through Bankmark’s Payroll Manager, approved by the PM and presented to the client. The client must pay for these outside services net 15 days of presentation.

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Part-time RSVP Callers: Telephone calls to invite critical leads, close friends and personal business relations are best made by the Organizer. However, based on the fact that there are other time commitments by the Organizers, it may be necessary from time to time to employ RSVP callers. These are hourly employees used only during the events phase and not continuously. If it is necessary to employ these individuals, a budget will have to be established. This should only be a back-up contingency.
7. FACILITY REQUIREMENTS
The Bank must provide a working location to support a full time staff of 6-8: one senior associate, one PM, and part-time people. It should comfortably sustain four desks and the necessary number of working tables and chairs for processing the events material. (1,500-2,000 square feet exclusive). The facility shall be secured and well lighted for access at any time. Unless otherwise noted by memo or addendum, the computer equipment that is supplied is the property of Bankmark. Bankmark and its personnel will not be restricted in any manner from access to its equipment or otherwise.
8. MISCELLANEOUS EQUIPMENT & SUPPLIES
The PM and support staff must have access to a minimum of six (6) phone lines which are not too heavily used by other Bank operational needs, plus (at least) one dedicated high speed data line (DSL/Cable modem) and one dedicated fax line. The staff must also be provided with a designated fax machine and copier, which are needed for reports required to keep Organizers and Bank management updated with current potential shareholder names and event schedules. There is also a significant amount of copying required in the database management and the reporting function. The project also requires a varying amount of office supplies: pens, pads of paper, computer paper, etc., which will be ordered by the PM through the Bank’s supplier. There are monthly phone charges for sending data via modem between Bankmark’s data center and the Bank’s on-site computer systems. These line charges will be billed monthly with copies of the charges from the phone bill. There will be monthly charges for Fed Ex/UPS regarding overnight shipping of data entry work, lists or supplies. These charges will also be billed monthly with copies provided from the respective supplier.
8.1
The procurement of supplies to maintain the project’s readiness will be maintained by the PM. The Bank will establish a business account with Office Depot, Office Max, Staples or an equivalent. When supplies are needed, the PM will put together a supply request form to be approved by the Bank. Upon approval by the Bank, the PM will procure the materials and maintain an inventory for the project.
9. CONFIDENTIALITY OF INFORMATION
Without the prior consent of the Bank, Bankmark shall keep confidential and shall not disclose to any third party any of the database or project files or any financial or other information relating to the Bank, which is not already within the public domain. From time to time during the “events” phase of the project, Financial Marketing Services (FMS)/Bankmark may invite guests

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to observe an event. These guests may be other consultants or bank directors and officers from another bank. The Bank will not unreasonably restrict Bankmark in allowing its guests to attend and observe the process. If the prospective guest(s) are from the San Diego, La Jolla and Chula Vista, California areas of the United States, Bankmark will inform the client. The client and Bankmark will then select a meeting in which these local guests may attend.
10. RESPONSIBILITY AND ACCOUNTABILITY
To assure fulfillment of the requirements within this Agreement, the Bank and/or Organizers of the Bank will designate one individual to work directly with Bankmark in the management and implementation of this Agreement. The contact person(s) is Ed Brand.
11. ACCESS TO MATERIALS NECESSARY TO FILL THE TERMS OF AGREEMENT
The Bank will supply Bankmark with necessary copies of documents for handout during the investment meeting presentation and development of the director training materials, i.e., the FDIC application, the state application, business plans, strategic plans, etc.
OTHER COVENANTS PROVIDED BY CLIENT 12 — 22
Bankmark hereby warrants and represents that Bankmark shall:
12.
On a best efforts basis, with client adherence to the terms and recommendations, work diligently to implement all items discussed herein.
12.1
Not assume or create any obligation for, or on behalf of, or in the name of, or in any way bind, the Bank except as expressly provided by this Agreement.
12.2
Engage in no conduct in the performance of this Agreement that reflects unfavorably on the Bank.
12.3
Agree to defend, indemnify and hold harmless the Bank and each of its Organizers, and their successors and assigns, from and against any and all liability, damages, fees, including reasonable attorneys’ fees, and expenses whatsoever, resulting, directly or indirectly, from any claim or demand of any kind or nature, resulting from the wrongful actions, negligence, errors, omissions or misstatements of Bankmark, its officers, directors, employees, agents or contractors in connection with its performance of its obligations under this Agreement; provided, however, that Bankmark shall not be liable under this section for the wrongful actions, negligence, errors,

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omissions or misstatements of the Bank, its Organizers, employees, agents or contractors. This indemnification shall survive the expiration or earlier termination of this Agreement.
12.4
Defend, indemnify, and hold harmless the Bank from any and all liability, claims, demands, suits, costs, charges, and expenses, including, without limitation, attorney’s fees incident to any claim, loss, damage, or injury to the person or property of Bankmark and its agents, employees and/or contractors, or to the person or property of anyone injured through the acts or omissions of Bankmark, or of agents, employees, or other persons acting on its behalf; except for other firms or employees contracted directly with the Bank or Organizers.
12.5
Bankmark warrants and represents that it has the necessary personnel, experience, expertise and ability to successfully organize, implement and promote the Bank in accordance with the budget.
13. OWNERSHIP OF MATERIALS
Rights of ownership and reproduction of materials supplied by Bankmark remain solely with Bankmark. This includes proprietary methods, training materials, handouts and evaluation tools used during the implementation of this Agreement. Any materials developed specifically for the Bank, (i.e., logos, corporate identity package, signage, etc.) belong to the Bank when all monies owed as a result of this work have been paid by the Bank as prescribed within this Agreement. Any other work which may be developed for the Bank, such as promotional materials, etc., ownership licensing rights or rights of reproduction, will be outlined and agreed to by each party before said work begins or is produced. Any creative materials which are developed by Bankmark, any subsidiary group, (Financial Marketing Services, ebankmarketing.com, etc.) or any of the firms’ affiliate websites, may depict any and all of these materials produced and a narrative of the project’s objectives and accomplishments as part of a “print” or “on-line digital” portfolio arid may include, (but are not limited to), marketing materials, graphics, and websites.
13.1 BANKMARK COPYRIGHTS & PATENTS
During the course of the consulting engagement, Bankmark will, as part of its responsibility, make available or provide materials to the Organizers, directors and management team. These materials are only for the specific purpose of managing, tracking, educating and training. They are not to be copied or distributed outside the immediate group of Organizers, directors, management and staff. These materials are for internal use only. Should they be mistakenly used during the capital acquisition phase of the engagement, the project members of the group could be put at risk. These educational materials are for the sole purpose of training and may not be used for sales or solicitation of prospective shareholders. These materials and the process they represent are proprietary to Bankmark and are protected by copyrights.
The database application program is owned by Bankmark. In the case of a de novo bank whose current staff possesses the skills and talents to copy, modify, change or duplicate the application

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program, the Bank directors and management must assure Bankmark that no efforts by said staff will occur.
At no time while Bankmark is actively engaged in the project, or upon its completion, will the software application program be modified, duplicated, copied or changed without our prior written approval.
The lists, rosters, critical leads, or any materials supplied to Bankmark for the development of the database is the property of the group and/or the individual who provided the materials. Upon completion by the staff of use of this material, it will be returned to the individual whom it belongs. The completed database will become the property of the Bank upon completion of the project and fulfillment of the terms specified in this Agreement.
14. NONCOMPETE
Bankmark is currently working and meeting with other organizing groups in other areas, and it is not our practice to provide non compete covenants during organization, as groups can end their organizing efforts at anytime by electing not to finish the project. Bankmark does allow that we will not seek out new bank business in the following areas: Limited to the San Diego, La Jolla and Chula Vista, CA ONLY for the duration of this de novo bank project. However, upon opening, should the Bank use Bankmark to provide marketing programs and services, a limited non compete agreement can be developed pertaining to the Bank’s immediate marketing area.
15. ASSIGNMENT
Except as provided herein, this Agreement or any rights or obligations hereunder, may not be assigned by either party without the prior written consent of the other party.
16. SURVIVAL
Paragraphs 9, 12, 13 and 14 shall survive the expiration or termination of this Agreement.
17. AMENDMENTS
This Agreement may be modified in writing only, and cannot be changed orally.
18. COMPLETE AGREEMENT
This contract is the entire and only Agreement between the parties. The contract replaces and amends any previous agreements between the parties. This contract can only be changed by agreement in writing and signed by both parties.
19. PARTIES LIABLE
This contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

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20. NOTICES
All notices under this contract must be in writing. The notices must be delivered personally or mailed by certified mail, return receipt requested or Fed-Ex/UPS Next Day (or other expedited delivery method requiring signature) to the other party at the address written in this contract, or to that party’s attorney.
21. CHOICE OF LAW
The terms of this contract shall be interpreted under the laws of the state in which the Application is chartered, regardless of whether the regulatory agency is state or federal.
22. SEVERABILITY
If one or more of the provisions of this contract are deemed invalid or illegal, the remainder of the contract shall survive.
23. TERMINATION
“OPT OUT CLAUSE”
•	Bankmark’s primary responsibilities in the scope of the engagement are to provide project management, resource identification and resource management in conjunction with the client, and to facilitate the capital acquisition phase of the project. We (Bankmark) will provide an outline of the first objectives to be completed at the onset of each project phase. We will review and prioritize these tasks and programs with the Client. The Client, in turn, agrees to use good faith, best effort and judgment in the completion of all tasks set forth. More importantly, the timeline in which the Client shall complete the objectives stated herein are of critical importance to the success of the Bankmark process. The Client’s inability to comply with Bankmark’s process, including but not limited to, inability to provide requested information, will greatly impede Bankmark’s process, and therefore success rate. Bankmark cannot be held responsible for delays caused by Clients inability to meet time deadlines, or Clients unsuccessful completion of the Capital Acquisition Process. In the event of any of late occurrences, Bankmark will, in detail, discuss delays with the Client and provide a written solution to which the Client must adhere within 20 days of dated document. Failure to do so will result in Bankmark instating “Opt Out” Clause, with no further penalties or expenses due to Bankmark or Client. All monies previously paid for services rendered shall be considered non refundable. All monies due to Bankmark shall immediately be payable upon termination of this contract under this clause. Client will be held responsible for all fees due up to the date of Termination of this contract, under the “Opt Out” Clause. The “Opt Out” will be provided in writing, and will be effective immediately upon Client receiving certified documentation. Bankmark requests Client signs “Mutual Release.” Any claim or controversy that arises out of or relates to this agreement or the breach of it shall be settled in arbitration in accordance to the rules of the nearest local office of Judicial Arbitration Meditation Service (JAMS).

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No termination will be considered upon receipt of permission to organize from the governing aka licensing authorities. All termination requests must be an issued written notice allowing each party 20 business days to respond and meet concerning issue. After meetings have concluded and dispute can not be resolved with either the resumption of this contract or a mutual release, then termination moves forward and into mediation as prescribed in the agreement.
•	1) Dismissal with cause: Should the need arise that the group of organizers decide to abandon the project prior to filing the application or within the first five months of the project, two application payments and five months of the master consulting agreement would be due in full for Bankmark to excuse the client of any further obligations going forward. Upon filing the application and up until granting of permission to organize by the governing regulatory agency(ies), the payment of the application fee is due in full and 50% of the consulting payments (beginning months 6-9) are due and payable for Bankmark to grant the client release from the master agreement. Upon receipt of permission to organize by the primary regulatory agency, there is no release from any or all of the contractual agreements. “Cause”: Constitutes gross neglect by Bankmark by not providing adequate guidance to the group within the parameters of each working agreement.

•	2) Dismissal without cause: If there are issues or concerns that would cause the client group to want to dismiss Bankmark without cause or neglect unbeknown to Bankmark, the client must communicate to Bankmark in writing what the issues are and allow Bankmark to address the concerns as to what action will be taken within 5 business days of receipt of the notification by the client. Bankmark will respond first in writing, and a meeting will be held with the organizers or the executive committee representing the group to discuss the recommendations to resolve the concerns. If the concerns cannot be resolved, the client is responsible for payment in full of all billings to date as outlined in the original agreed schedule. If the current payment schedule has been adjusted from the original agreed schedule thereby offering the project debt deferment, the remaining balance owed, if any, will be based on the original payment schedule in this agreement. The final payment of all past due amounts will be confirmed 1 month prior to termination of contract and will be outlined in the mutual release agreement to be signed by both parties.

•	Bankmark works for and at the sole discretion of the Board of Directors. If, at any time, Bankmark believes the group needs to receive information or be informed of any detail affecting the project, Bankmark will not be denied access to the group in any manner. Should Bankmark wish to address the Board of Directors on a critical issue or concern and notifies management in writing or by email that meeting shall occur within five business days. It is again noted that Bankmark works for and at the discretion of the organizers and board of directors. To release Bankmark without a mutual agreement it will require a super majority of the organizers or 76% vote of the members.

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24. ADDITIONAL TERMS OF THE CONSULTING AGREEMENT
•	Bankmark shall be available to meet with any regulatory agencies or the Bank’s attorney as needed to effectively implement the requirements of this Agreement.

•	Upon completion of the public offering, Bankmark will provide a written action report on issues concerning the de novo bank in the areas’ of product development, delivery systems, and topical marketing needs based on current trends experienced during the campaign. This written report will be followed by an oral presentation by Hudson & Steiner to the Board of Directors. This is not to be confused with a marketing plan, but rather a report on issues and recommendations.

•	The parties agree that the Bank or Bankmark may require that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time that the controversy or claim arises, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The forum for any such arbitration proceeding shall be at the local office of the Judicial Arbitration Mediation Service nearest to the headquarters of the Bank. JAMS are a national business arbitration firm, and usually have offices within any state. However, in the event there is not a JAMS office located within a reasonable distance from the Bank, all arbitration will take place in accordance with the American Arbitration Association.

•	Should any legal action or arbitration proceeding be brought in connection with any provisions of this Agreement, or to collect damages for either the breach of any term of this Agreement or false representation or warranty given in connection with this Agreement, the prevailing party shall be entitled to recover all reasonable attorney fees, and costs and expenses actually incurred in such action or proceeding.

•	Significant suppliers of goods or services shall be approved jointly by Bankmark and the Bank to assure the greatest possible success. If the Bank requires the specific use of a supplier, the Bank will assume all responsibilities for delivery of those specific goods and services, and any delays or problems caused by use of said supplier. Bankmark’s purchasing strengths due to its long term relationship with many suppliers provides clients with the advantage of special pricing, (i.e. reduced fees, or better terms, or delayed partial payment until release of funds from the impound account). While all contracts negotiated with any provider of goods or services and approved by the client, any firms or individuals that are providers of these services on an ongoing basis for Bankmark are managed by Bankmark with oversight by the Organizers during the term of the engagement. It is this leverage and tie to responsibility that allow Bankmark to procure and expedite service to its clients. Bankmark shall not accept any gratuity, rebate, fee, non-cash trade, commission or any other direct or indirect accommodation as it pertains to providers of goods or services used to implement the work as prescribed herein. Bankmark maintains an ongoing marketing relationship which may include fee for referrals, shared marketing and promotional costs for workshops and seminars with, but not limited to, the following firms: 1) Poster, Pepper & Shefelman PLLC, 2) Jenkens & Gilchrist, 3) TIB, 4) Steiner & Associates, 5) WIB, 6) Goodwin & Procter, 7) Powell,

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Goldstein, Frazer & Murphy, 8) Intercept, Inc., 9) Phoenix Software, 10) RLR Management, Inc. Should the Bank elect to engage the services of any of these professional organizations, it is the responsibility of the Bank to conduct its own thorough evaluation of the services to be provided.

•	Speaker honorariums and travel expenses can become very costly. It is Bankmark’s intent to provide the best resources to accomplish this task. To have a celebrity speaker for each function of the estimated 65+ functions would be cost prohibitive. When applicable, Bankmark will use bank directors from other institutions, industry observers, and in many cases, Robert Steiner. Mr. Steiner’s relationship as a speaker is separate from that of services provided directly by Bankmark. As a speaker, Mr. Steiner is paid by the Bank from the estimated budget for speaker honorariums or any other individual designated by Bankmark as appropriate. Because speakers must set aside the time to meet the requirements of the scheduled meetings, if for any reason the meetings are canceled, they are paid accordingly. If canceled within 48 hours notice, 50% of the speaker honorarium is due. If canceled within 24 hours notice prior to the meeting, the entire fee is due.

•	Let it be understood that Bankmark does not participate directly or indirectly in any sales transaction between the Bank and prospective shareholders, nor will it solicit subscription agreements or collect monies for prospective shareholders in connection with such activity. Bankmark is not an agent for the de novo bank, and does not make representations as an agent or otherwise for the Bank. The Bank agrees to indemnify and hold harmless Bankmark from and against any and all damages, loss, cost expense, obligation, claim or liability, including but not limited to, attorney fees and expenses arising as a result of the Bank making said offering.

•	The scope, nature and details of the consulting services provided by Bankmark, as well as the identity and background of the parties Bankmark introduces to the Bank, will not be divulged to anyone other than those directly representing the parties to the transaction and unless otherwise required by applicable law.

•	During the term of this Agreement, should Dan Hudson/Bankmark become incapacitated and unable to direct this project in any manner, Stacey Conti will complete the project as prescribed herein and the Bank will pay to Stacey Conti any forthcoming payments. Notification to enact this specific condition of the Agreement will be in writing by Mr. Hudson or his estate representative for Bankmark. If the Bank does not elect to have Stacey Conti complete the project, all monies owed Bankmark are still due and payable as prescribed herein.

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The parties have executed this Agreement to be effective as of                                , 2007.

Bankmark	de novo Bank Project (San Diego, CA)

Dan Hudson, Owner	Ed Brand, representing
T & E Holding, Inc., San Diego, California
(This space intentionally left blank.)

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ADDENDUM
This Addendum is attached to and made part of that certain Consulting Agreement by and between Bankmark and T & E Holding, Inc. of San Diego, California (“Bank”) dated                                    , 2007.
OUTLINE PROJECT CAPITALIZATION PROCESS
Bankmark will provide project management services for the capitalization of the Bank to include, but not limited to:
A.	Strategic Capitalization Plan,

B.	Public Relations,

C.	Events Management and Speaker Coordination,

D.	Director/Senior Management Training on Flow to Present the Independent Bank as an Investment Opportunity,

E.	Shareholder Database Management and Computer Equipment,

F.	Consultation regarding the development of marketing communication materials,

G.	Written opinions, observations, and oral presentations on strategic issues concerning the Bank will be presented during the engagement period. A marketing opinion paper will be presented to Directors and Senior Management at the conclusion of the campaign.
A. STRATEGIC CAPITALIZATION PLAN
The success of any capitalization effort is the strategic plan which, when developed, is built on the realistic abilities of each Director’s strengths, weaknesses, opportunities and threats. This plan is developed only after a series of personal interviews with each Director.
The elements of each Director interview is quantified, weighted and formulated in a matrix format. This allows Bankmark to develop a capitalization plan based upon the expected, collective contributions of the Director Group and Senior Bank Management. It allows for the optimization of each individual’s effectiveness based on their available time, sphere of influence, sales abilities and other critical factors.
The capitalization plan is designed to meet the Bank’s required capital needs in increments, based on how focused Management and the Director Group is arid how quickly they wish to proceed. The group will have an opportunity to contribute its input before the plan is finalized. During the development of the capitalization plan, Bankmark will meet with the Bank’s Management every thirty (30) days (or as needed) to review Bankmark’s progress, share any concerns, or discuss possible requests for assistance the Bank and Organizers of the de novo bank may have. Within a reasonable time from the start date of the Consulting Agreement,

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Bankmark will submit to the Organizers a written report of its assessment of the organizing group and where it sees the de novo bank within its marketplace at least thirty (30) days prior to the capital acquisition program. This report will also include a detailed strategic capitalization plan with a proposed events calendar. It should be noted that change might occur in the plan based on input from the Bank’s Management, the approval of the offering and its anticipated effective date. Upon the final review by the Bank’s Management and the incorporation of any changes, Bankmark will present the capitalization plan during the Director and Senior Management Training Session.
Monthly project review and assessment by Bankmark and a representative of the Board of Directors is important to assure the ongoing success of the capitalization program. This forum will allow Bankmark to review with the Bank’s representative’s issues or concerns regarding the performance of key individuals and the program’s effectiveness and efficiency according to the project timeline. This review process is most critical during the events phase of the program. This forum allows the Organizers the opportunity to critique Bankmark’s performance and make recommendations for change or request additional assistance. During this review session, the Directors and Bankmark can openly review in confidence the efficiency reports provided by Bankmark (see Section C, Monitoring the Events Performance). This review process assures the Bank the opportunity for direct input and bands-on participation in the effective completion of the capitalization program. Conversely, at these meetings, Bankmark can also present requests for any additional resource allocation the project may require.
B. AVAILABLE PUBLIC RELATIONS OPPORTUNITIES
•	Newspapers,

•	Local financial TV news,

•	Professional and public service organizations to which Directors belong,

•	Scheduled events,

•	Materials published by the Bank,

•	Any other communication vehicle which is in regulatory compliance during the capitalization phase.
Public relations are critical to the success of any capital acquisition campaign. Using the local media to increase public awareness of the Bank’s future plans, it’s Management, the business and economic outlook, and other information will position the Bank and enhance its community image. Bankmark’s public relations activities will not be unreasonably restricted by Bank Management or the Board of Directors during the application and securities periods.
No single media vehicle is completely effective in telling the Bank’s story. An integrated and balanced approach must be used. A considerable increase in the level of public awareness needs to occur within both the public and professional spheres of influence of the Bank. This must all be in place before the events process begins.
Bankmark designs, manages, and facilitates (as outlined on Page 3, Section 2) this integration process subject to the approval of the Bank’s Management (the direct costs of any artwork or printing are separate items). A review of the public relations materials enclosed in Bankmark’s

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initial capabilities presentation will illustrate to the Bank’s Management how scheduled events, coupled with the public relations function, enhance public awareness of the investment opportunity. Any public relations material developed by Bankmark on behalf of the Bank is not released until the Bank’s Management (as outlined on Page 3, Section 2) has reviewed and approved it. A member of Senior Management is present at all meetings, which Bankmark may schedule between the Bank and area newspapers, publications and other media. The Bank and Bankmark agree to work jointly on all public relations efforts.
C-1. EVENTS MANAGEMENT AND SPEAKER COORDINATION
Bankmark’s proven formula for success enables the Director Group to present the investment opportunity to qualified individuals through a series of hosted events. Each event features a financial expert who addresses the investment opportunity in several ways. In the case of the Bank, there must be a concerted effort to reach the required capital level in the shortest period of time possible. Bankmark is responsible for scheduling and managing the financial industry experts and providing the PM.
Events Process Management. Bankmark’s proven strategy for capital acquisition includes the manner by which each prospective investor is invited to, and processed during, the events phase of the campaign. Invitation processing, facilities management, greeting guests, presenting the investment opportunity, and coordination of guest speakers are managed solely by Bankmark. This process is explained thoroughly during the Director and staff training modules. All local customs and/or community traditions are respected and incorporated into the process. However, Bankmark, upon concurrence of the Bank’s Management (as outlined on Page 3, Section 2), determines the final components and sequence of events during the stock sale campaign. This includes the use of outside industry observers/speakers. This component of the Bankmark process cannot be changed without full agreement, in writing, by Bankmark. (The organizers and directors are restricted as to what they can and cannot say during the offering period).
To provide assurance that the project proceeds in a timely manner and the client has a record of important elements affecting the project, a weekly status report log is maintained by Bankmark. Copies of the log are presented weekly by the PM to the Bank’s Management. This report gives a detailed breakdown of all part-time employees, their hours and costs, any increases or changes made in the database and personnel scheduling during the events phase. This enables the Client Resource Manager to approve the previous week’s staff allocations, schedule their personnel for the coming week and make any necessary adjustments.
Monitoring the Events Performance. Upon completion of each week’s events, a thank-you letter is sent to each attendee. Accompanying the letter is an attendee questionnaire. This allows Bankmark to measure all aspects of the events process, especially the follow-up phone calls. Each week during the events process, Bankmark provides Management with an event-by-event synopsis table. This table tracks elements such as the ratios of RSVP’s to Shows and Mailed to Shows, etc. These timely monitoring tools keep Management and Bankmark apprised of all aspects of the events process.

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C-2. PUBLIC AND PROMOTIONAL EVENTS
In addition to the standard investment opportunity meetings, breakfast, lunch and evening refreshments, and hors d’oeuvres, the project may require the development of public and promotional events. These public and promotional events are usually hosted by the Bank to attract specific target market segments, for example:
A.	Physicians — How to make money in a managed care environment

B.	Small Business Professionals — Getting your Banker to say “Yes”

C.	Events targeted to women, minorities, special interest groups, or any market segment necessary to attract investors

D.	Wealth Building and/or Financial Planning

E.	The State of the Economy and Your Business
It is not possible to determine now at the inception of this working Agreement what type of public and promotional event(s) may be necessary or how many public and promotional events will be needed. If these types of events are determined to be necessary during the development of the Capital Acquisition Program strategy or later, during its implementation, Bankmark will meet with the Bank’s Management to discuss the recommendations and develop a budget accordingly. The public and promotional events have been essential during past Bankmark projects to raise significant awareness regarding:
a)	offering circular

b)	helping close the offering circular by creating a sense of urgency

c)	creating greater visibility with businesses and professionals
C-3. GUEST SPEER/INDUSTRY EXPERT
This working Agreement provides for the requirement of industry experts to be present during the Bank’s hosted or sponsored investment opportunity meetings. In planning for the estimated 65 meetings, Bankmark (Hudson, Steiner, and Hyzdu) may function as the industry experts. The speaker honorarium fee is $450 per investment meeting with a minimum of two meetings on a scheduled event day. To provide the Bank with the best possible coverage for presentation, Bankmark will, in addition to the scheduled investment opportunity meetings, allow the Bank to schedule and facilitate Speaker Days. Within the two (2) event-minimum days, the Bank may also schedule a round table discussion with six to nine guests or one-on-one meetings with Founders or significant investors. Within a Speaker Day, a schedule could be two standard investment meetings, lunch-evening, to include a breakfast round table with two one-on-one meetings, or a total of five (5) meetings during the day.
D. DIRECTOR, MANAGEMENT AND STAFF TRAINING
Bankmark conducts a series of Director interactive workshops for Organizers and Senior Management, and two Management Workshops (see Exhibit #l). The objective of this workshop is to assure that each participant involved in the Capital Acquisition Campaign has current information on the industry in general and the performance of independent banks in particular. This data is consistent with the information presented at the investment meetings. Workshops are conducted at a mutually acceptable time prior to the offering effective date. These

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workshops take place during work hours, evenings and at least one weekend. It is imperative that those involved in the selling process be required to attend all training and sales meetings. If, after the completion of these workshops, one or two individuals require additional training, Bankmark provides for that. Notice for the workshop series is given three weeks in advance of the date scheduled. Any make-up session is conducted by Bob Steiner for a fee of $2,000 and paid at the release of funds from the impound account.
Sales meetings are very important in order to evaluate each team member’s progress, to discuss common issues or concerns, and to allow Bankmark to monitor the group’s weekly follow-up. These meetings are mandatory and the Bank supports this schedule and allows sales team members to attend (see attached Exhibit #1).
E. DATABASE MANAGEMENT AND COMPUTER EQUIPMENT
Each Director provides the names of key contacts for potential shareholders. A rule of thumb is that for every million dollars of capital needed, the Bank needs 1500 qualified names, which later become the Bank’s base for business development activity. Bankmark works with each Organizer and member of Bank Management to develop a database sufficient to meet the capital requirements. The Bank must provide sufficient physical space to accommodate the tactical support staff, computers and phones, as well as necessary parking in a safe area for all staff.
Database Ownership: Bankmark develops and manages the database with text files in Microsoft Access 2000. Upon completion of the capitalization project, the Bank may purchase MS Access (from any supplier) and Bankmark will transfer the data files to the Bank’s computer upon final receipt of all monies owed on the contract, addendum, or extensions. If Bankmark changes the database applications software during the capital campaign, the Bank may be required to buy, from a computer supplier of their choice, a single-user version of the new software. Upon receipt of final payment for the contract, Bankmark will install its customized applications on the Bank’s system only in the event that the Bank has provided the required software to complete the conversion. During the duration of the project, Bankmark will instruct one individual from the Bank on how to access and retrieve data from the Bank’s files. This individual will be provided the security access code for the Bank’s files. No other Bank individual will have direct access to the files during the stock sale campaign. This will insure that there will be little chance of contaminating or damaging the files. The Bank will be provided a “How-To Guide” in the capabilities of their new database at the end of the project.
The parties have executed this Addendum to be effective as of                                    , 2007 (the “Start Date”).

Bankmark	de novo Bank Project (San Diego, CA)

Dan Hudson, Owner	Ed Brand, representing
T & E Holding, Inc., San Diego, California

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ECONOMIC AND APPLICATION AGREEMENT:
This agreement made and entered into this                      day of                                           , 2007, by and between Ed Brand, representing T & E Holdings, Inc. of San Diego, California (hereinafter referred to as “Client”), whose mailing address is 2821 Pasa Tiempo Glen Escondido, CA 92025 and Dan Hudson, dba Bankmark, (hereinafter referred to as “Consultant”), whose principle office is located at 5050 Quorum Drive, Suite 700, Dallas, 7X 75254.
      IN CONSIDERATION of the mutual agreement herein contained, it is mutually understood and agreed by and between the parties as follows:
1. NATURE OF SERVICES
A. The Consultant is hereby authorized to proceed with the engagement as detailed in EXHIBIT A, which is considered an integral part of this Consulting Agreement, a copy of which is attached.
The exact scheduling and extent of any additional actions relating to the project will be determined by mutual agreement between Client and Consultant, in writing.
In addition, the Consultant may from time to time be requested to participate in other related activities. In such cases, the Consultant and Client will mutually agree as to whether they are included or stand outside this agreement.
B. All normal business expenses incurred by Consultant, including, but not limited to, telephone, travel and the like, are considered incidental expenses and are included with the contract limit amount of $85,000. All other business expenses must be pre-approved by the Client in order to qualify for reimbursement.
C. Consultant agrees to use his best efforts in conducting all of the activities referred to in this Agreement.
D. The Client agrees to supply the Consultant with all necessary data and required computations in the specific formats a be requested by the Consultant at various points during the term of this agreement.
E. Nothing contained herein shall be construed to create the relationship of Employer and Employee or Agent and Principal between the Client and Consultant. Consultant shall conduct his business as an Independent Contractor and shall have no authority to create, alter or amend any agreements or representations on behalf of the Client, or to incur any liabilities for the Client. Consultant acknowledges that he is not an employee of the Client, and said Client is not obligated nor charged with the responsibility of withholding income taxes from any commissions

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due the Consultant, nor is the Client obligated to pay Social Security, Taxes, nor FICA taxes upon or for the Consultant.
F. Consultant agrees to adhere to fair business principles and comply with all Federal, State and local laws and regulations, either existing or pending. Consultant further agrees to file applications for licensing, bonding, or other permits, and to pay all fees pertaining thereto as may be required by any regulatory body.
II. SOLICITATION AND TERMINATION
A. Consultant agrees that he will not issue, distribute, or circulate any advertising or promotional material, circulars or pamphlets relating to the Client unless and until it has been authorized and approved in writing by the Client. The Consultant shall withdraw any said material and discontinue its use immediately upon the Client’s written request to do so.
B. This Agreement may be terminated by either party upon written notice. Upon the giving of said notice, the Client shall cause to be paid to Consultant any monies due to Consultant, as herein provided, and Consultant, in turn, shall reimburse the Client for any monies, if any, be it advanced and not earned. The Consultant agrees that all files, records, documents, and other similar items, whether maintained in hard copy or electronic form, relating to the Client’s business and the Consultant’s work for the Client, and paid for by the Client are exclusively the property of the Client. All such material shall be delivered to the Client upon termination of this agreement. Proprietary software and other materials that were created and owned by the Consultant prior to the start of the project will remain the property of the Consultant.
III. COMPENSATION
In consideration of the services performed hereunder by Consultant, Client will pay Consultant an amount based upon the work outlined in EXHIBIT A (attached) not to exceed that amount listed in EXHIBIT A. The terms and conditions listed in EXHIBIT A are considered an integral part of this Consulting Agreement.
The above referenced fees shall constitute the only source of compensation to Consultant by Client.
IV. CONTRACT ENFORCEMENT
A. This agreement constitutes the entire agreement about understandings between the parties and supersedes any and all other agreements between the parties.
B. No remedy granted to the parties by virtue of the Agreement shall be exclusive of any other legal or equitable remedy available to the parties existing by laws of statute.

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V. MISCELLANEOUS
A. The parties agree and intend that all questions concerning this Agreement, including the validity, capacity of parties, effect, interpretation and performance, shall be governed by the laws of the State of California.
B. The rights, privileges, duties and obligations of both the Client and Consultant to each other shall be limited to those specifically set forth herein.
C. This Agreement and the terms, conditions and obligations herein contained, shall be binding upon the parties hereto, their assigns, transferees, heirs and legal representatives.
D. This Agreement shall not vest in Consultant, his heirs, estate of legal representatives, any right, title or interest in any assets in the Client itself; its name, good will, or other market business activities, other than as set forth in this Agreement and only for so long as the Agreement has not been terminated, and no longer.
E. This Agreement and the attached EXHIBIT A, constitutes the complete Agreement between the Consultant and the Client. No representation or promise, either oral or written, have been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement. It is the intention of the parties that they would have executed the remaining portion of this Agreement without herein including any portion, which may hereafter be declared invalid.
F. The forbearance or neglect by either party to insist upon the performance of this Agreement, or any part hereof, shall not constitute a waiver of any rights or privileges.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.
     THE FOREGOING IS HEREBY AGREED TO:

BY:	ED BRAND	BY:	BANKMARK

DATE:		DATE:

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EXHIBIT A
OVERVIEW OF ENGAGEMENT:
     The basic components of the assignment include the following main elements:
❖	General Consulting (Strategy development)

❖	Prepare materials for, and attend, pre-filing meeting(s) with Regulators

❖	Meet with proposed Directors to assist in completing their interagency financial and biographical application forms

❖	Interview individual Organizers to discuss their duties, responsibilities, etc.

❖	Develop the Business Plan (in concert with Management & Executive Committee) including the pro-forma projections

❖	Prepare the complete new Joint Agency application (revised March 2002) for a Commercial Banking Charter, with the appropriate State Department of Banking, Office of the Comptroller of the Currency (OCC) and FDIC

❖	Assistance in the preparation of other required materials including, but not limited to:
▪	CRA Statement

▪	State historical/environmental determination of sites selected for bank facilities

▪	Salient published legal notices

▪	Monitor regulator processing of applications

▪	Comply with all requests by Regulators for clarification and/or additional data
TERMS OF ENGAGEMENT:
1)	Provide Management/Directors with a course of action required to complete the regulatory applications.

2)	Provide Management & Executive Committee with a specific outline of information required for the appropriate State Department of Banking, OCC and FDIC.

3)	Prepare Director/Organizer Interagency Financial and Biographical Forms and other required materials
a.	Distribute and collect all required regulatory “forms” with appropriate supplemental instructions

b.	Conduct a meeting with Directors/Organizers to review the required information needed to complete all forms

c.	Answer individual Director/Organizer CONFIDENTIAL questions and consult with their legal counsel, if necessary, on selected matters

d.	Review and edit completed Director/Organizer forms for accuracy and completeness

e.	Follow up with Directors/Organizers for form content clarification and additional information

f.	Prepare finalized biographical and financial forms for Director/Organizer final review

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g.	Ensure that all fingerprint cards are correctly prepared for both agencies

h.	Prepare and review all regulatory release forms

i.	Examine Director qualifications and related experience

j.	Prepare Director job description and responsibilities

k.	Conduct individual Director/Organizer interviews to review and clarify:
i.	Prior financial institution experience

ii.	Other financial field related-experience

iii.	Other organization Board experience

iv.	Community/Professional involvement

v.	Individual contribution as a potential board member

vi.	Other relevant experience/contacts, etc.
4)	Prepare Management Section
a.	Assist Management (“team” if applicable) in presenting his/their separate and combined qualifications
i.	Review résumé’s for review, update, and revision

ii.	Banking Experience (specifics re: lending, operational, and/or administration background, etc.)

iii.	Direct and Indirect Board Experience

iv.	Independent Bank and Marketing Experience

v.	Prepare Job Description and Vitae for Senior Management candidates
5)	Prepare Facilities Information relating to:
a.	Physical Location

b.	Site and floor plans

c.	Tentative purchase/lease agreements)

d.	Tenant improvements

e.	Purchase/lease of Furniture, Fixtures and Equipment

f.	Related parties involvement with the premises and/or FF&E

g.	State-National Historical determination

h.	Zoning and environmental effect
6)	Develop, with Management & Executive Committee, the Business Plan including:
a.	Reflection of Director/Management Philosophy and marketing strategy

b.	Management expertise and utilization

c.	Director expertise and utilization

d.	Market analysis
i.	An overview of the market and opportunities

ii.	Current demographics

iii.	Specific Goals and Objectives

iv.	Market growth and composition of “target” sectors
e.	Proforma Financials (3 years, by quarters) in concert with Management i. All supporting schedules

f.	Peer Group Comparisons

g.	Assumptions and Footnotes
7)	Prepare Capital Adequacy Analysis

8)	Prepare the Required Proposed Market and Economic Information

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a.	Develop supportive market information relative to the Strategic Market Plan

b.	Information in support of regulatory “Convenience and Needs” requirements

c.	Current area development and projected economic growth data

d.	Statistics and other information regarding lending needs of the new bank’s market(s)
9)	Prepare Competitor data and analysis:
a.	Prepare competitor/peer group data and trends
10)	Prepare Miscellaneous Information Regarding:
a.	Correspondent banking relationships

b.	Guidance in preparing, and review of, regulatory mandated policies manuals

c.	Director Board and Committee duties and assignments

d.	Risk Management Coverage (insurance)

e.	Data Processing plans: vendor, in-house, etc,

f.	Other relevant information
11)	Summary and Conclusions Regarding the Application’s Merit, Strengths, and Market Position

12)	Miscellaneous and Related Consultant Responsibilities
a.	“Packaging” of the applications (printing, proper format, required number of copies, etc.)

b.	Interface with Office of Historic Preservation regarding historical determination of sites

c.	Address zoning and environmental concerns

d.	Provide required Legal Notices for Newspaper publication

e.	Coordination with regulatory agencies and other Consultants

f.	Follow-up and monitoring of regulatory agencies

g.	Provide regulators with clarification of critical issues when requested

h.	Provide Organizers with regular updates and status reports regarding the application progress.
TIMING
TIME IS OF THE ESSENCE. THEREFORE, DUE DATES RELATING TO THE PROJECT TIME LINE ARE DEPENDENT UPON THE TIMELY COMPLETION AND SUBMISSION OF ALL MATERIALS REQUESTED BY THE CONSULTANT. As this is the case, the application could be ready to submit to the regulators within 75 days from the signing of this agreement, the tendering of the initial payment and the completion of ALL requested Organizer/management data, information and responsibilities. Any delay in the receipt of necessary information or the submission of incomplete or inaccurate data by the Client will cause a delay in the above described application process. It is therefore imperative that all Organizers meet their obligations and respective deadlines.

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FEE SCHEDULE:
The fee, for performing the above detailed consulting service is based upon the placement of a head office in San Diego, California plus a separate banking office in another location within the state of California to be mutually agreed upon by the Client and Consultant, is $85,000. This includes processing a maximum of twenty (20) organizers, excluding management. Additional organizers approved by the Chairman can be included in the application at a cost of $300.00 each.
▪	Payment #1 of $25,000, is due and payable upon signing this agreement.

▪	Payment #2 of $20,000, is due and payable within 10 days of pre-filling agreement.

▪	Payment #3 of $20,000, is due and payable within 10 days of the date the Consultant files the Joint Interagency application with the regulatory agencies.

▪	Payment #4 of $20,000, is due and payable upon the funding of the organizational loan, or upon self funding, whichever occurs first.
Let it be clearly understood that the consulting service rendered, is not a guarantee that the regulators will approve the application. Therefore, any payment to the Consultant is not based upon whether the application is accepted or approved by either the State Department of Banking for which the application is filed, the OCC, or the FDIC. Notwithstanding the above, Consultant shall provide an accurate and complete application as required by said regulators in a professional form as required by said regulators.
Out-of-pocket expenses:
Client will pay for the cost of the postage/delivery, copying and binding of all documents required by the regulators and any additional copies the Client may wish. The Consultant will provide, at no cost to the Client, one copy of each Director/Organizer’s personalized and confidential data and one complete copy of the application for the corporate files.
Travel expense:
The Consultant will absorb the full cost of travel and lodging for up to five (5) necessary on-site visits during the process of completing the required application. The visits will be of such duration as to maximize the work to be accomplished. The final three on site visits by the Consultant will be coordinated and approved with the Chairman in order to minimize the need for any additional visits. The travel expense for all additional visits will be borne wholly by the Client.
Let it be further understood that if for any reason the Client chooses to or causes the project to abort, fees will be charged on an hourly basis. Such fees will only be charged on that work performed BEFORE the date of receipt of official notification (verbal, followed by written confirmation) in lieu of the fee schedule described above. Expenses incurred to-date of discontinuance of work also will be billed. The fee charged under such a condition will be based as follows:

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•	Analysis and preparation of applications, Regulator meetings/Tele-conferences, development of the Business Plan and, economic research/analysis, and Management consultation, @ $150/hour

•	Preparation of Director biographical and Financial forms a $100/hour

•	Coordination, auditing and validating materials for the application @ $75/hour;

•	Computer input, proof reading, etc. @ $35/hour.

•	As motivation for BOTH parties to fulfill their duties and responsibilities and ensure that the project will proceed expeditiously, the following terms and conditions are therefore incorporated into this agreement.

•	The Organizers will return completed biographical and financial forms to Consultant within 15 days of receipt of such forms.

•	The Organizers will respond to requests for information in a timely manner and will review, sign and return the final submission copies of all documents within 7 days after the Consultant’s review and preparation.
Site (location) information and tentative lease(s) will be available by the 70th day from signing this agreement (the FDIC, in particular, reviews the location leases very closely.)
The work will be performed by Bankmark’s Internal Research Department and possibly (in total or in part) by the following Consultants:
❖	Robert Steiner, Steiner & Associates

❖	Bobbe Sigler, Management Consultant

❖	Bryan Hyzdu, Management Consultant

❖	Wendell Brock, Management Consultant

❖	Doug Critchfield, Critchfield & Associates

❖	Ben New, Management Consultant
All those listed above are either current or former bankers with experience in executive banking positions, and have all been part of the application process.
To expedite, facilitate and enhance the application process, Bankmark reserves the right, based on the project’s needs and complexities, to assign said specialists as previously mentioned, all of which have in-depth experience in the preparation of de novo bank applications and are currently working with Bankmark on other projects. Bankmark, from time to time, may add other specialists as deemed necessary to complete the work in a timely manner. Bankmark warrants that these individuals will have comparable experience to the associates listed above and will have the ability to complete the task at hand.
“OPT OUT CLAUSE”
Bankmark’s primary responsibility in the scope of the engagement are to provide project management, resource identification and resource management in conjunction with the Client and facilitate capital acquisition phase of the project. We (Bankmark) will provide an outline of the first objectives to be completed at the onset of each project phase. We will review and prioritize these tasks and programs with the Client. The Client, in turn, agrees to use good faith,

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best effort and judgment in the completion of all tasks set forth. More importantly, the timeline in which the Client shall complete the objectives stated herein are of critical importance to the success of the Bankmark process. The Client’s inability to comply with Bankmark’s process, including but not limited to, inability to provide requested information, will greatly impede Bankmark’s process, and therefore success rate. Bankmark cannot be held responsible for delays caused by Clients inability to meet time deadlines, or Clients unsuccessful completion of the Capital Acquisition Process. In the event of any of late occurrences, Bankmark will, in detail discuss delays with the Client, and provide a written solution to which the Client must adhere within 20 days of dated document. Failure to do so will result in Bankmark instating “Opt Out” Clause, with no further penalties or expenses due to Bankmark or Client. All monies previously paid for services rendered shall be considered non refundable. All monies due Bankmark shall immediately be payable upon termination of this contract under this clause. Client will be held responsible for all fees due up to the date of Termination of this contract, under the “Opt Out” Clause. The “Opt Out” will be provided in writing, and will be effective immediately upon Client receiving certified documentation. Bankmark requests Client signs “Mutual Release”. Any claim or controversy that arises out of or relates to this agreement or the breach of it shall be settled in arbitration in accordance the rules of nearest local office of Judicial Arbitration Meditation Service (JAMS).
The details of this Exhibit are hereby acknowledged and agreed to by both parties and are thus an integral part of the foregoing Economic and Application Agreement.

By:	Date:
For the Client

By:	Date:
For the Consultant

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Exhibit #1
The Director’s Pack
A series of interactive workshops
Facilitated by Bankmark
Bankmark is committed to preparing its clients to best formulate and implement the strategies and actions, which will ensure that the resources of the organizers of de novo banks are expended in the most efficient and cost effective fashion. To that end, as part of Bankmark’s Capital Acquisition Program, we have developed a series of workshops which prepare the proposed Organizer/Director/Management to deal effectively with not only the placement of stock, but the critical issues and skills required to carry out their duties and responsibilities as representatives of their shareholders and depositors.
The series is designed to raise the participant’s awareness and to guide, educate and expose them to the critical skills and competencies necessary to not only successfully place the stock, but to make sound decisions and lead the Bank to profitability after it opens. Below is a brief description of each workshop:
♦ Director Orientation: (Workshop #267-DO) This series of five workshops is designed to prepare the Organizers and officers how to most effectively participate in the Capital Acquisition campaign. During these sessions, we set the tone of the campaign and define the stock placement methodology. The program is designed to enable the participant to become comfortable with the tools available to them, to anticipate the prospective shareholders questions, and move comfortably to close the sale. The content is designed so that the “non-salesperson” will quickly reach a level of comfort when discussing the Bank’s investment opportunity. The length of each session is approximately 4-6 hours and scheduled at the convenience of the client.
Session #1-The Basics
•	Sponsors, criteria, profile and locations for an investment meeting

•	The anatomy of a typical investment meeting

•	An overview of the banking industry in the State

•	Current trends in community banking

•	Selected operating data of solid performing community banks
Session #2-The Nitty-Gritty
•	Developing a common language

•	Reaching consensus on the approach to industry and local issues

•	Commonly asked questions (and the effective responses)

•	Overcoming objections to the sale
Session #3-Closing Techniques (2-3 weeks into the campaign)
•	Progress review and table exercises designed to share experiences and help each organizer to better present and interact with prospective shareholders and close the sale

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Session #4- Make-up Session
•	For those who may have missed a previous workshop, or for those who want a “refresher”
Session #5- The Partner Session
•	A special session for the organizer’s “partner” (i.e., husband, wife, or significant other). The organizer’s “partner” may well be involved in hosting an investment meeting, developing lists of potential attendees, etc. For those who may not be directly involved, at the very least they will be somewhat affected by the Organizer’s time commitment during the stock sale. Therefore, it helps them to have some understanding of the commitment, process and implications of the capital campaign. (Attendance is optional and usually centered around a lunch). It is approximately 2 hours in length.
♦ Director 101: (Workshop #303) Designed for the proposed director who has not previously been involved in guiding the destiny of a financial institution. This is an overview utilizing workbooks, supporting documents and regulatory guidelines, which enable the director to prepare for the duties and responsibilities they have accepted. The length of the session is approximately 4-6 hours.
The critical issues covered:
•	Understanding the operating environment

•	Working with the regulators

•	Working with and retaining quality management

•	Monitoring operations

•	Operational “Red Flags”

•	Committee assignments

•	Understanding the regulatory “Alphabet”

•	Serving the community needs (CIA)

•	Continuing director education
♦ Care and Feeding pf your Directors: (Workshop #313) Designed for the officers and senior staff to help them deal effectively with the organizing group both during the organizational phase as well as after the Bank opens. For those who have been previously involved with a community bank board, this serves as a review. For those who have not, it is basic training for better understanding the motivations and mind-set of the type of individuals who are typically the driving force behind a new bank. This is an exercise in developing the most effective way to deal with your directors on a day-to-day basis. Length of this session is approximately 3-4 hours.
The core topics:
•	Whose bank is this anyway?

•	Two different worlds

•	Is there really a common vision?

•	What do they bring to the table?

•	What do I bring to the table?

•	Is director education good or evil?

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•	The whole should be greater than the sum of the parts
♦ The Service Imperative: (Workshop #156-SI) Designed to focus the group’s attention on the specific reality of delivering quality service. So much is said about the promise of quality service, yet service does not develop in a vacuum. Through a series of group exercises, the organizers and officers look beyond mere words and labels to reach consensus regarding the specific standards and guidelines necessary to actually deliver on the service promise. The length of this session is approximately 5-6 hours. Major topics:
•	What does the customer want?

•	What does the customer need?

•	What barriers must be overcome?

•	What are the solutions that must be implemented?

•	Reaching consensus

•	Gathering and applying demographic and psychographic data

•	Developing the marching orders
♦ Developing the Brand Identity: (Workshop #201-M) Designed to work through the process of naming the Bank and developing the Bank’s identity. We will take the participants through the fundamentals and principals associated with developing and defining the brand. This workshop also covers the complexities of financial services marketing, and the importance of building a culture within the organization. The central issues in this 6-hour workshop are:
•	What’s in a name? (a.k.a., the naming process)

•	How to define the brand and build brand culture into the bank

•	How to best understand and define who we are

•	When is local too hokey? It is a national product...financial services

•	Conducting a competitive analysis

•	Famous brands: how they develop over time (i.e., Nike, Apple, Krispy Kreme, Harley Davidson, GE)

•	The Brand extends beyond the Logo

•	Where community banks miss the mark hi branding

•	Marketing, Advertising, and Branding...Which one is it anyway?
♦ Strategic Focus: (Workshop #145-SF) [Optional] Designed as the precursor to the development of a comprehensive strategic operating plan. This workshop takes the group through an overview of the critical components of a strategic plan. The group’s regulatory application is used as a basis for formulating the level of strategic thinking necessary to move the organization from the speculative/formative stage to the implementation/realization stage. This is a focus on the “how,” rather than the “what” of an effective set of marching orders. In addition, through a series of table exercises and group discussions, the group reaches consensus on the importance of the critical issues that will successfully drive the Bank. The length of this session is approximately 6 hours.
Central Issues:
•	The group’s core values

•	The group’s vision

•	The Mission statement

•	How to define goals and objectives

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•	The Board’s expectations

•	Management’s expectations

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Exhibit #2
The Chartering Process
Facilitated by Bankmark
First 4 months:
o	Organizer Group/C.E.O. executes Pre-Inc. and Bankmark Agreements, retains Legal Counsel

o	Sub-Committees begin work (Site/Facilities, Personnel/Compensation, Technology, Mktg.)

o	Local/regional econ. Articles, demographic studies, community hrs. of support, collected)

o	Letter(s) of intent are solidified for site(s)

o	Primary Regulator choice made

o	Organizer group closed out

o	“Red Folder” meeting held to begin gathering necessary Fin../Biog Info. from Organizers

o	Application construction begins (Mgmt. & Charter Capital Services/Bankmark)

o	Organizers are interviewed/fingerprinted as Biog./Fin. pkg’s are finalized
Months 5-9:
o	Compensation Committee structures Employment Agreements for/with Exec. Mgm’t

o	Stock Option / Warrant Plans for Insiders (& Public) are developed w/ legal counsel

o	Art’s. of Incorp, By-Laws, etc. executed

o	Correspondent Bank (for Organization Loan, Offering proceeds escrow, etc.) selected

o	Chief Financial Officer comes aboard

o	Policies (Loan, CRA, Funds Mgm’t., Audit, etc.) developed/approved by Mgmt/Board

o	Vendor Selections: Core & Item Processing; Internet Provider; Online Bkng.; Fin. auditors;

o	P&C/D&O insurance carriers; financial printer, etc.

o	Pre-Filing Meeting w/ Regulators

o	Final Application exhibits collected (e.g., Hist. Presv. clearance, all contracts/legal does.)

o	Draft Prospectus/Subscription agreement/Other Offering materials prepared

o	Application completed & submitted, Legal Notice of Application Filing published
Months 10-13: — Bank is “Proposed”
o	Regulatory Review Period (Background checks completed, Field Visits occur, Exec. Mgm’t responds to addl. info. requests, etc.)

o	Finalize Offering & Stock Marketing materials for printing

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Months 14-15: — Bank is “In Organization”
o	Permission to Organize (i.e., secure capital) granted

o	Offering & Stock Marketing materials printed

o	Capitalization process (30-70 stock sale meetings)

o	Prep. for opening (arrange for installation of systems, training, supply acquisition, etc.)
Month 16 — Bank is now “Chartered”
o	Charter Granted

o	Notice of proposed opening day sent to regulatory authorities

o	Pre-Opening (Regulatory) Site Examination

o	System(s) Installation, personnel training, etc.

o	First Board/Shareholders Meeting(s) held //stock cert’s, warrants, etc. issued
Month 17 — Bank is “OPEN” (Margin of error: 60-90 days)

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Exhibit #3
Bankmark de Novo Services
•	Proving the need for a new bank in the market
o	Economic and demographic data and competitive analysis (expanded from the original market assessment document)

o	Site selection and demographics
•	Application preparation
o	Review and preparation of required materials for submission to regulatory agency (i.e. Red Books)

o	Development of business plan
▪	Bankmark supplies the template for financials required for filing that management must develop specifics on

▪	Bankmark supplies current banking policies template for management and committees to personalize for the bank

▪	Introduction to necessary banking system providers (i.e. technology firms, etc.)

▪	Guidance and direction in the formation of committees both temporary and standing to perform their required roles during the application process

▪	Bankmark does not write the business plan
•	Project Maintenance
o	Ongoing meetings as needed to address issues and concerns (may include attorneys and/or regulators governing the process)

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The Graphics Development Program Addendum
This Addendum to the Master Consulting Agreement (ECCA-00003) is entered into on this ___ day of ___, 2007, by and between Dan Hudson acting under the name of Bankmark & Financial Marketing Services (“Bankmark”), with offices at 5015 Addison Circle Drive, P.O. Box 1154, Addison, TX 75001 and T&E Holdings representing the San Diego California Bank Project with organizational offices at 2821 Pasa Tiempo Glen, Escondido, CA 92025.
The parties hereby agree as follows:
1) The Graphic Development Program (GRDP) previously agreed upon in the Master Consulting Agreement (ECCA00003) begins at the signing of this addendum and will commence as outlined in the supplemental discussion guide (ECCA00006) attached to this addendum. The fees schedule, paid by the Bank to Bankmark, is as follows:
•	$9,000 due at signing

•	$9,000 due at initial presentation of logos

•	$9,000 due at completion of print mechanicals

•	$8,000 due at FINAL Completion
Upon final payment of all invoices that support the Bank’s Master Consulting Agreement, copyright of the Bank’s identity and all its supporting materials outlined herein transfer to full ownership of the organizing group and the Bank. Rights of reproduction transfer to the Bank upon receipt of final payment of all invoices. Bankmark retains the right to present these materials in its printed and electronic portfolios.
2) External & Internal Printing estimated in the Master Budget (ECCA-00003, Line Item 27, Line Item 26) will commence upon completion of the GRDP as outlined in the supplemental discussion guide (ECCA-00006) attached to this addendum. The estimated fees for these items shall be invoiced arid paid by the Bank as outlined in the aforementioned supplemental discussion guide.
3) Various Shipping Costs outlined in the supplemental discussion guide have clearly determined the shipping costs that are the responsibility of the Bank and the shipping costs that are the responsibility of Bankmark. Each party agrees to reimburse, in a timely manner, the other party should the need arise, for any shipping costs paid for by one party that belonged to the other.
4) The Marketing/Promotional Items briefly discussed herein will be outlined in greater detail at a later date.
5) The Bank’s project budget, attached to this addendum, has been updated and/or revised to accommodate the Bank’s current project timeline in relation to the expected regulatory approval and subsequent capital campaign.

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The parties have executed this Addendum to be effective as of                                         , 2007.

Bookmark	de novo Bank Project

Dan Hudson, Owner	Bank Representative

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Comments:

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